UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14 (a) of the Securities
Exchange Act of 1934 (Amendment No. )
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☐    Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

WHIRLPOOL CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person (s) Filing Proxy Statement, if other than the Registrant)
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Reg. (S) 240.14a-101
SEC 1913 (3–99)

WHIRLPOOL CORPORATION

Global Headquarters 2000 North M-63 Benton Harbor, Michigan 49022-2692

To Our Stockholders:
It is my pleasure to invite you to attend the 2014 Whirlpool Corporation annual meeting of stockholders to be held on Tuesday, April 15, 2014, at 8:00 a.m., Chicago time, at 120 East Delaware Place, 8th Floor, Chicago, Illinois.
At the meeting, stockholders will vote on the matters set forth in the formal notice of the meeting that follows on the next page. In addition, we will discuss Whirlpool’s 2013 performance and the outlook for this year, and we will answer your questions.
We have included with this booklet a Form 10-K containing important financial information and an annual report that includes summary financial and other important information about Whirlpool.
We are pleased to once again furnish proxy materials to our stockholders on the Internet. We believe this approach provides our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our annual meeting.
Your vote is important. We urge you to please vote your shares now whether or not you plan to attend the meeting. You may revoke your proxy at any time prior to the proxy being voted by following the procedures described in this booklet.
Your vote is important and much appreciated!

JEFF M. FETTIG
Chairman of the Board
and Chief Executive Officer                                March 3, 2014

NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS

The 2014 annual meeting of stockholders of WHIRLPOOL CORPORATION will be held at 120 East Delaware Place, 8th Floor, Chicago, Illinois, on Tuesday, April 15, 2014, at 8:00 a.m., Chicago time, for the following purposes:

1.	to elect 12 persons to Whirlpool’s Board of Directors;

2.	to approve, on an advisory basis, Whirlpool’s executive compensation;

3.	to ratify the appointment of Ernst & Young LLP as Whirlpool’s independent registered public accounting firm for 2014;

4.	to approve the Whirlpool Corporation 2014 Executive Performance Excellence Plan; and

5.	to transact such other business as may properly come before the meeting.
A list of stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relevant to the meeting during ordinary business hours for at least ten days prior to April 15, 2014, at Whirlpool’s Global Headquarters, 2000 North M-63, Benton Harbor, Michigan 49022-2692.

By Order of the Board of Directors
KIRSTEN J. HEWITT
Senior Vice President Corporate Affairs,
General Counsel, and Corporate Secretary                        March 3, 2014

i

PROXY STATEMENT
Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Stockholders to be Held on April 15, 2014:
This Proxy Statement, the Accompanying Annual Report and Form 10-K
are Available at: www.whirlpoolcorp.com/annualreportandproxy

Information about the Annual Meeting and Voting
Our 2014 annual meeting of stockholders will be held on Tuesday, April 15, 2014, at 8:00 a.m., Chicago time, at 120 East Delaware Place, 8th Floor, Chicago, Illinois. This proxy statement contains information about the matters being submitted to a vote of the stockholders. It also gives you information that we are required to provide under U.S. Securities and Exchange Commission rules and which is intended to help you make informed voting decisions.
Why am I receiving these materials?
You received these proxy materials because our Board of Directors (our “Board”) is soliciting your proxy to vote your shares at our annual meeting of stockholders. By giving your proxy, you authorize persons selected by the Board to vote your shares at the annual meeting in the way that you instruct. All shares represented by valid proxies received before the annual meeting will be voted in accordance with the stockholder's specific voting instructions.
Why did I receive a Notice Regarding the Availability of Proxy Materials?
As permitted by Securities and Exchange Commission rules, we are making this proxy statement, our annual report and our Form 10-K (the "Proxy Materials") available to our stockholders electronically via the Internet. On or about March 5, 2014, we intend to mail to our stockholders a notice containing instructions on how to access the Proxy Materials and how to vote their shares online. If you receive a Notice Regarding the Availability of Proxy Materials (a “Notice”) by mail, you will not receive a printed copy of the Proxy Materials in the mail unless you specifically request them. Instead, the Notice instructs you on how to review Proxy Materials and submit your voting instructions over the Internet. If you receive a Notice by mail and would like to receive a printed copy of our Proxy Materials, you should follow the instructions contained in the Notice for requesting such materials.
What is "householding" and how does it affect me?
The Securities and Exchange Commission's rules permit us to deliver a single Notice or set of Proxy Materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one Notice or set of Proxy Materials to multiple stockholders who share an address, unless we received contrary instructions prior to the mailing date. If you prefer to receive separate copies of the Notice or Proxy Materials, contact Broadridge Investor Communication Solutions, Inc. at (800) 542-1061 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717, and we will deliver a separate copy promptly. If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future Notices or Proxy Materials for your household, please contact Broadridge at the above phone number or address.

What does it mean if I receive more than one Notice, proxy card or instruction form?
This means that your shares are registered differently and are held in more than one account. To ensure that all shares are voted, please vote each account over the Internet or by telephone, or sign and return by mail all proxy cards and instruction forms. We encourage you to have all your accounts registered in the same name and address by contacting our transfer agent, Computershare Trust Company, N.A., Shareholder Services, at (877) 453-1504; TDD/TTY for hearing impaired: (800) 952-9245 or in writing at P.O. Box 30170, College Station, TX, 77842-3170. If you hold your shares through a bank or broker, you can contact your bank or broker and request consolidation.
Who can vote on matters presented at the annual meeting?
Stockholders of record of Whirlpool common stock as of the record date, February 18, 2014, are entitled to vote on matters presented at the annual meeting. Each of the approximately 77,481,332 shares of Whirlpool common stock issued and outstanding as of that date is entitled to one vote.
What is the difference between holding stock as a stockholder of record and as a beneficial owner?
If your shares are registered in your name with Whirlpool's transfer agent, Computershare Trust Company, N.A., you are the “stockholder of record” of those shares. If your shares are held in a stock brokerage account, bank or other holder of record, you are considered the “beneficial owner” of those shares. As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote your shares by using the voting instruction card or by following their instructions for voting by telephone or on the Internet.
How do I vote my shares?
You may attend the annual meeting and vote your shares in person if you are a record holder. If you are a beneficial owner, you may obtain a legal proxy from your broker, bank, or other holder of record, attend the annual meeting, and vote your shares in person. You may vote without attending the annual meeting by granting a proxy for shares of which you are the stockholder of record, or by submitting voting instructions to your broker or nominee for shares that you hold beneficially in street name. In most cases, you will be able to do this by using the Internet, by telephone, or by mail if you received a printed set of Proxy Materials.

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By Internet - If you have Internet access, you may submit your proxy by following the instructions provided in the Notice, or if you received a printed set of Proxy Materials by mail, by following the instructions provided with your Proxy Materials and on your proxy card or voting instruction card.

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By Telephone - If you have Internet access, you may obtain instructions on voting by telephone by following the Internet access instructions provided in the Notice. If you received a printed set of Proxy Materials, your proxy card or voting instruction card will provide instructions to vote by telephone.

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By Mail - If you received a printed set of Proxy Materials, you may submit your proxy by mail by signing your proxy card if your shares are registered in your name or by following the voting instructions provided by your broker, nominee or trustee for shares held beneficially in street name, and mailing it in the enclosed envelope.

A Notice cannot be used to vote your shares. The Notice does, however, provide instructions on how to vote by using the Internet, or by requesting and returning a paper proxy card or voting instruction card.

What if I submit my proxy or voting instructions, but do not specify how I want my shares to be voted?
If you are a stockholder of record and you do not specify how you want to vote your shares on your signed proxy card or by voting over the Internet or telephone, then the proxy holders will vote your shares in the manner recommended by the Board for all matters presented in this proxy statement and as they determine in their discretion with respect to other matters presented for a vote at the annual meeting. If you are a beneficial owner and you do not give specific voting instructions, the institution that holds your shares may generally vote your shares on routine matters, but may not vote your shares on non-routine matters. If you do not give specific voting instructions to the institution that holds your shares with respect to a non-routine matter, the institution will inform the inspector of election that it does not have authority to vote on this matter with respect to your shares. This is called a broker non-vote. The only routine matter included in this proxy statement is the ratification of the appointment of Ernst & Young LLP as Whirlpool's independent registered public accounting firm for 2014.
What if other business comes up at the annual meeting?
If any nominee named herein for election as a director is not available to serve, the accompanying proxy will be voted in favor of the remainder of those nominated and may be voted for a substitute person. Whirlpool expects all nominees to be available to serve and knows of no matter to be brought before the annual meeting other than those covered in this proxy statement. If, however, any other matter properly comes before the annual meeting, we intend that the accompanying proxy will be voted thereon in accordance with the judgment of the persons voting such proxy.
What if I want to revoke my proxy or change my vote?
If you are a stockholder of record, you may revoke your proxy at any time before it is exercised in any of three ways: (1) by submitting written notice of revocation to Whirlpool's Corporate Secretary; (2) by submitting another proxy via the Internet, by telephone, or by mail that is dated as of a later date and, if by mail, that is properly signed; or (3) by voting in person at the meeting. You may change your vote by submitting another timely vote by Internet, telephone or mail. If you are a beneficial owner, you must contact the institution that holds your shares to revoke your voting instructions or change your vote.
What if I hold shares through the Whirlpool 401(k) Retirement Plan?
If you participate in the Whirlpool 401(k) Retirement Plan and hold shares of Whirlpool stock in your plan account as of the record date, you will receive a request for voting instructions from the plan trustee (Vanguard) with respect to your plan shares. If you hold Whirlpool shares outside of the plan, you will vote those shares separately. You are entitled to direct Vanguard how to vote your plan shares. If you do not provide voting instructions to Vanguard by 11:59 p.m. Eastern time on April 10, 2014, the Whirlpool shares in your plan account will be voted by Vanguard in the same proportion as the shares held by Vanguard for which voting instructions have been received from other participants in the plan. You may revoke your previously provided voting instructions by filing with Vanguard either a written notice of revocation or a properly executed proxy dated as of a later date prior to the deadline for voting plan shares.

What should I know about attending the annual meeting?
If you attend, please note that you will be asked to check in at the registration desk and present valid picture identification. If you are a beneficial owner, you will also need to bring a copy of your voting instruction card or brokerage statement reflecting your stock ownership as of the record date. If you wish to designate someone as a proxy to attend the annual meeting on your behalf, that person must bring a valid legal proxy containing your signature and printed or typewritten name as it appears in the list of registered stockholders or on your account statement if you are a beneficial owner. Cameras, recording devices, cell phones, and other electronic devices will not be permitted at the meeting other than those operated by Whirlpool or its designees. All bags, briefcases, and packages will need to be checked at the door or will be subject to search.
Who will count the votes?
Broadridge Investor Communication Solutions, Inc. will act as the independent inspector of election and will certify the voting results.
Will my vote be confidential?
Whirlpool's Board has adopted a policy requiring all votes to be kept confidential from management except when disclosure is made public by the stockholder, required by law, and/or in other limited circumstances.
What is the quorum for the annual meeting?
Stockholders representing at least 50% of the common stock issued and outstanding as of the record date must be present at the annual meeting, either in person or represented by proxy, for there to be a quorum at the annual meeting. Abstentions and broker non-votes are counted as present for establishing a quorum.
How many votes are needed to approve the proposals?
Item 1 (Election of Directors). For the election of directors (provided the number of nominees does not exceed the number of directors to be elected), each director must receive the majority of the votes cast with respect to that director (number of shares voted “for” a director must exceed the number of votes cast “against” that director).
Item 2 (Advisory Vote to Approve Whirlpool's Executive Compensation). The affirmative vote of a majority of the outstanding common stock present in person or represented by proxy at the annual meeting and entitled to vote is required to approve Whirlpool's executive compensation.
Item 3 (Ratification of Ernst & Young LLP). The affirmative vote of a majority of the outstanding common stock present in person or represented by proxy at the annual meeting and entitled to vote is required to approve the ratification of Ernst & Young LLP as Whirlpool's independent registered public accounting firm.
Item 4 (Whirlpool Corporation 2014 Executive Performance Excellence Plan). The affirmative vote of a majority of the outstanding common stock present in person or represented by proxy at the annual meeting and entitled to vote is required to approve the Whirlpool Corporation 2014 Executive Performance Excellence Plan.
Other Business. The affirmative vote of a majority of the outstanding common stock present in person or represented by proxy at the annual meeting and entitled to vote is required to approve any other matter that may properly come before the meeting.

How are abstentions and broker non-votes treated?
Abstentions will have no effect on Item 1. Abstentions will be treated as being present and entitled to vote on Items 2, 3, and 4, and therefore, will have the effect of votes against such proposals. If you do not provide your broker or other nominee with instructions on how to vote your shares held in street name, your broker or nominee will not be permitted to vote them on non-routine matters, such as Items 1, 2, and 4, which will result in a broker non-vote. Shares subject to a broker non-vote will not be considered entitled to vote with respect to Items 1, 2, and 4, and will not affect the outcome on those Items. Please note that brokers may no longer vote your shares on the election of directors in the absence of your specific instructions as to how to vote. We encourage you to provide instructions to your broker regarding how to vote your shares.
Who will pay for this proxy solicitation?
Whirlpool will pay the expenses of the solicitation of proxies. We expect to pay fees of approximately $13,500 plus certain expenses for assistance by D.F. King & Co., Inc. in the solicitation of proxies. Proxies may be solicited by directors, officers, and Whirlpool employees and by D.F. King & Co., Inc., personally and by mail, telephone, or other electronic means.
How do I submit a stockholder proposal for the 2015 annual meeting?
Our annual meeting of stockholders is generally held on the third Tuesday in April. Any stockholder proposal that you intend to have us include in our proxy statement for the annual meeting of stockholders in 2015 must be received by us by November 5, 2014 and must otherwise comply with the Securities and Exchange Commission's rules in order to be eligible for inclusion in the proxy statement and proxy form relating to this meeting. Other proposals or a nomination for director to be submitted from the floor of the annual meeting of stockholders in 2015 must be received by the Corporate Secretary of Whirlpool personally or by registered or certified mail by January 21, 2015, and must satisfy the procedures set forth in Whirlpool's By-laws.

Item 1 – Directors and Nominees for Election as Directors
As the world’s leading global manufacturer and marketer of major home appliances with revenues of approximately $19 billion and global operations, we believe our Board should be composed of individuals with sophistication and experience in many substantive areas that impact our business. We believe experience, qualifications, or skills in one or more of the following areas are most important: international operations; marketing/branded consumer products; manufacturing; sales and distribution; legal/regulatory and government affairs; accounting, finance, and capital structure; strategic planning and leadership of complex organizations; human resources and development practices; innovation, technology, and engineering; and board practices of other major corporations. These areas are in addition to the personal qualifications described in the section entitled “Director Nominations to be Considered by the Board” later in this proxy statement. We believe that all our current Board members possess the professional and personal qualifications necessary for service on our Board and have highlighted certain particularly noteworthy attributes for each Board member in the individual biographies below. In addition, length of service on our Board has provided several directors with significant exposure during various economic cycles to both our business and the industry in which we compete.
We currently have 12 directors on the Board. Directors who are elected will serve until our next annual meeting of stockholders and stand for reelection annually. Each of the nominees below has consented to be a nominee named in this proxy statement, and to serve if elected. The Board recommends a vote FOR the election of each of the directors nominated below.

SAMUEL R. ALLEN, 60, has served as a director since 2010. Mr. Allen has been Chairman and Chief Executive Officer of Deere & Co., a farm machinery and equipment company, since February 2010, and a director since June 2009. Mr. Allen joined Deere & Co. in 1975 and since that time has held positions of increasing responsibility. As a result of these and other professional experiences, Mr. Allen possesses particular knowledge and experience in strategic planning and leadership of complex organizations; human resources and development practices; and innovation, technology and engineering that strengthen the Board’s collective qualifications, skills, and experience.

GARY T. DICAMILLO, 63, has served as a director since 1997. Mr. DiCamillo has been a Partner at Eaglepoint Advisors, LLC, a turnaround, restructuring, and strategic advisory firm, since January 2010. Prior to joining Eaglepoint Advisors, LLC, Mr. DiCamillo was President and Chief Executive Officer of Advantage Resourcing (formerly known as RADIA International), a professional and commercial staffing company, from 2002 until August 2009. From 1995 to 2002, Mr. DiCamillo served as Chairman and Chief Executive Officer of Polaroid Corporation. Mr. DiCamillo is a director of Pella Corporation (1993 to 2007, and 2010 to present), The Sheridan Group, Inc. (since 1989), and previously served as a director, as well as Lead Director, of 3Com Corporation (2000 to 2010). As a result of these and other professional experiences, Mr. DiCamillo possesses particular knowledge and experience in marketing/branded consumer products; strategic planning and leadership of complex organizations; and accounting, finance, and capital structure that strengthen the Board’s collective qualifications, skills, and experience.

DIANE M. DIETZ, 48, has served as a director since February 2013. Ms. Dietz has served as an Executive Vice President and Chief Marketing Officer of Safeway, Inc., a leading food and drug retailer, since July 2008. Prior to joining Safeway, Inc., Ms. Dietz held positions of increasing responsibility with Procter and Gamble from 1989 through 2008. As a result of these and other professional experiences, Ms. Dietz possesses particular knowledge and experience in marketing/branded consumer products; manufacturing; sales and distribution; and strategic planning and leadership of complex organizations that strengthen the Board's collective qualifications, skills, and experience.

GERALDINE T. ELLIOTT, 57, has served as a director since February 2014. Ms. Elliott is Executive Vice President and Chief Customer Officer of Juniper Networks, a producer of high-performance networking equipment.  Ms. Elliott served as the company’s Executive Vice President and Chief Sales Officer from 2011 to 2012 and as the company’s Executive Vice President, Strategic Alliances, from 2009 to 2011. Before joining Juniper Networks, Ms. Elliott was at Microsoft Corporation, where she was Corporate Vice President, Worldwide Public Sector Organization from 2004 to 2008. Prior to joining Microsoft Corporation, Ms. Elliott spent 22 years at IBM Corporation, where she held several senior executive positions in the U.S. and internationally. Ms. Elliott is a director of Bed Bath & Beyond Inc. (since 2014). As a result of these and other professional experiences, Ms. Elliott possesses particular knowledge and experience in sales and distribution; innovation, technology and engineering; and strategic planning and leadership of complex organizations that strengthen the Board's collective qualifications, skills, and experience. A third party search firm recommended Ms. Elliott to Whirlpool’s Corporate Governance and Nominating Committee and Board.

JEFF M. FETTIG, 57, has served as a director since 1999. Mr. Fettig has been Chairman of the Board and Chief Executive Officer of Whirlpool since 2004 after holding other positions of increasing responsibility since 1981. Mr. Fettig is also a director of The Dow Chemical Company (since 2003). As a result of these and other professional experiences, Mr. Fettig possesses particular knowledge and experience in marketing/branded consumer products; sales and distribution; and strategic planning and leadership of complex organizations that strengthen the Board’s collective qualifications, skills, and experience.

MICHAEL F. JOHNSTON, 66, has served as a director since 2003. Mr. Johnston retired from Visteon Corporation, an automotive components supplier, in 2008. At Visteon, he served as Chairman of the Board, Chief Executive Officer, President, and Chief Operating Officer at various times since 2000. In May 2009, Visteon filed for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code. Before joining Visteon, Mr. Johnston held various positions in the automotive and building services industry. Mr. Johnston is also a director of Armstrong World Industries, Inc. (since 2010) and Dover Corporation (since 2013), and previously served as a director of Flowserve Corporation (1997-2013). As a result of these and other professional experiences, Mr. Johnston possesses particular knowledge and experience in manufacturing; innovation, technology and engineering; and accounting, finance, and capital structure that strengthen the Board’s collective qualifications, skills, and experience.

WILLIAM T. KERR, 72, has served as a director since 2006 after serving eight years on the board of Maytag Corporation. Mr. Kerr is the former President and Chief Executive Officer of Arbitron, Inc., a media and marketing services company, a position he held from January 2010 until his retirement in January 2013, and was a director of Arbitron from 2007 until 2013. From January 1998 to January 2010, Mr. Kerr was Chairman of the Board of Directors of Meredith Corporation, a diversified media company, and since 1991 held various other positions at Meredith, including Chief Executive Officer, President, and Chief Operating Officer, and was a director of Meredith from 1994 to February 2010. Mr. Kerr is also a director of Interpublic Group of Companies, Inc. (since 2006), and previously served as a director of The Principal Financial Group (2001 to 2010), and Storage Technology Corporation (1998 to 2005). As a result of these and other professional experiences, Mr. Kerr possesses particular knowledge and experience in marketing/branded consumer products; board practices of other major corporations; and legal/regulatory and government affairs that strengthen the Board’s collective qualifications, skills, and experience.

JOHN D. LIU, 45, has served as a director since 2010. Mr. Liu has been the Chief Executive Officer of Essex Equity Management, a financial services company, and Managing Partner of Richmond Hill Investments, an investment management firm, since March 2008. Prior to that time, Mr. Liu was employed for 12 years by Greenhill & Co. Inc., a global investment banking firm, in positions of increasing responsibility including Chief Financial Officer. As a result of these and other professional experiences, Mr. Liu possesses particular knowledge and experience in accounting, finance, and capital structure; strategic planning and leadership of complex organizations; and legal/regulatory and government affairs that strengthen the Board’s collective qualifications, skills, and experience.

HARISH MANWANI, 60, has served as a director since 2011. Mr. Manwani is the Chief Operating Officer of Unilever, a global consumer product brands company, a position he was appointed to in September 2011. Mr. Manwani joined Hindustan Lever (HUL) in 1976, becoming a member of the HUL board in 1995, and since that time has held positions of increasing responsibility in Unilever which have given him wide ranging international marketing and general management experience. He is also non-executive chairman of Hindustan Unilever Limited. Mr. Manwani is also a director of Pearson plc and is a director of the Economic Development Board of Singapore. Mr. Manwani also previously served as a director of ING Group (2008 to 2010). He has also served on the boards of various other external bodies. As a result of these and other professional experiences, Mr. Manwani possesses particular knowledge and experience in international operations; sales and distribution; and strategic planning and leadership of complex organizations that strengthen the Board’s collective qualifications, skills, and experience.

WILLIAM D. PEREZ, 66, has served as a director since 2009. Mr. Perez has been a Senior Advisor to Greenhill & Co., Inc., a global investment banking firm, since January 2010. Prior to joining Greenhill & Co., Inc., Mr. Perez was President and Chief Executive Officer of the Wm. Wrigley Jr. Company from 2006 to 2008, and President, Chief Executive Officer, and a member of the Board of Nike, Inc. from 2004 to 2006, after spending 34 years at S.C. Johnson at various positions, including Chief Executive Officer and President. Mr. Perez is also a director of Johnson & Johnson (since 2007) and previously served as a director of Kellogg Company (2000 to 2006) and Campbell Soup Company (2009 to 2012). As a result of these and other professional experiences, Mr. Perez possesses particular knowledge and experience in sales and distribution; board practices of other major corporations; and international operations that strengthen the Board's collective qualifications, skills, and experience.

MICHAEL A. TODMAN, 56, has served as a director since 2006. Mr. Todman has been President, Whirlpool International since January 2010 after holding other positions of increasing responsibility since 1993. Mr. Todman is also a director of Newell Rubbermaid Inc. (since 2007). As a result of these and other professional experiences, Mr. Todman possesses particular knowledge and experience in international operations; sales and distribution; and manufacturing that strengthen the Board’s collective qualifications, skills, and experience.

MICHAEL D. WHITE, 62, has served as a director since 2004. Mr. White has been President and Chief Executive Officer of DIRECTV, a leading provider of digital television entertainment services, since January 2010, Chairman of the Board since June 2010, and a director since November 2009. From February 2003 until December 2009, Mr. White was Chief Executive Officer of PepsiCo International and Vice Chairman, PepsiCo, Inc. after holding positions of increasing importance with PepsiCo since 1990. As a result of these and other professional experiences, Mr. White possesses particular knowledge and experience in marketing/branded consumer products; accounting, finance, and capital structure; and legal/regulatory and government affairs that strengthen the Board’s collective qualifications, skills, and experience.

Board of Directors and Corporate Governance

I. Board of Directors and Committees
Board of Directors
During 2013, our Board met eight times and had four committees. The committees consisted of an Audit Committee, which met eight times; a Human Resources Committee, which met four times; a Corporate Governance and Nominating Committee, which met two times; and a Finance Committee, which met two times. Each director attended at least 75% of the total number of meetings of the Board and the Board committees on which he or she served.
All directors properly nominated for election are expected to attend the annual meeting of stockholders. In 2013, all of our directors attended the annual meeting of stockholders.
The table below breaks down the current membership for each committee.

Name	Audit	Human Resources	Corporate Governance and Nominating	Finance
Mr. Allen		X	X
Mr. DiCamillo	Chair			X
Ms. Dietz			X	X
Ms. Elliott	X	X
Mr. Fettig
Mr. Johnston	X		Chair
Mr. Kerr	X	X
Mr. Liu	X			X
Mr. Manwani			X	X
Mr. Perez		X		Chair
Mr. Todman
Mr. White		Chair	X
Audit Committee
The members of the Audit Committee are Messrs. DiCamillo (Chair), Johnston, Kerr, and Liu, and Ms. Elliott. Pursuant to a written charter, the Audit Committee provides independent and objective oversight of our accounting functions and internal controls and monitors the objectivity of our financial statements. The Audit Committee assists Board oversight of:

1.	the integrity of our financial statements;

2.	our compliance with legal and regulatory requirements;

3.	the independent registered public accounting firm’s qualifications and independence; and

4.	the performance of our internal audit function and independent registered public accounting firm.

In performing these functions, the Audit Committee is responsible for the review and discussion of the annual audited financial statements, quarterly financial statements and related reports with management and the independent registered public accounting firm. These related reports include our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The Audit Committee also monitors policies and guidelines with respect to risk assessment and risk management, assesses the adequacy of financial disclosure, retains and/or terminates our independent registered public accounting firm, and exercises sole authority to review and approve all audit engagement fees and terms. The Audit Committee approves in advance the nature, extent, and cost of all internal control-related and permissible non-audit services provided by the independent registered public accounting firm, and also reviews annual reports from the independent registered public accounting firm regarding its internal quality control procedures.
Under its charter, the Audit Committee is comprised solely of three or more independent directors who meet the enhanced independence standards for audit committee members set forth in the New York Stock Exchange (“NYSE”) listing standards (which incorporates the standards set forth in the rules of the Securities and Exchange Commission). The Board has determined that each member of the Audit Committee satisfies the financial literacy qualifications of the NYSE listing standards and that Mr. DiCamillo satisfies the “audit committee financial expert” criteria established by the Securities and Exchange Commission and has accounting and financial management expertise as required under the NYSE listing rules.
Human Resources Committee
The members of the Human Resources Committee are Messrs. White (Chair), Allen, Kerr, and Perez, and Ms. Elliott. Pursuant to a written charter, the Human Resources Committee assures the adequacy of the compensation and benefits of Whirlpool’s officers and top management and compliance with any executive compensation disclosure requirements. In performing these functions, the Human Resources Committee has sole authority and responsibility to select, retain, and terminate any consulting firm assisting in the evaluation of director, CEO, or senior executive compensation. The Human Resources Committee has the following duties and responsibilities, among others:

1.
reviews and approves corporate goals and objectives relevant to CEO compensation, evaluates the CEO’s performance in light of these goals and objectives, and sets the CEO’s compensation level based on this evaluation and other relevant business information;

2.	determines and approves the compensation and other employment arrangements for Whirlpool’s executive officers;

3.	makes recommendations to the Board with respect to incentive compensation and equity-based plans; and

4.	determines and approves equity grants for executive officers and each individual subject to Section 16 of the Securities Exchange Act of 1934.
The Human Resources Committee has the authority to form subcommittees and delegate to those subcommittees certain actions. Under its charter, the Human Resources Committee is comprised solely of three or more independent directors who meet the enhanced independence standards for compensation committee members under the NYSE listing standards and qualify as "outside directors" for purposes of Section 162(m) of the Internal Revenue Code and "nonemployee directors" for purposes of Rule 16b-3 under the Securities Exchange Act of 1934. For information about the Human Resources Committee’s processes for establishing and overseeing executive compensation, refer to “Compensation Discussion and Analysis – Role of the Human Resources Committee.”

Corporate Governance and Nominating Committee
The members of the Corporate Governance and Nominating Committee are Messrs. Johnston (Chair), Allen, Manwani, and White, and Ms. Dietz. Pursuant to a written charter, the Corporate Governance and Nominating Committee provides oversight on the broad range of issues surrounding the composition and operation of the Board, including:

1.	identifying individuals qualified to become Board members;

2.	recommending to the Board director nominees for the next annual meeting of stockholders;

3.	recommending to the Board a set of corporate governance principles applicable to Whirlpool; and

4.	recommending to the Board changes relating to director compensation.
The Corporate Governance and Nominating Committee also provides recommendations to the Board in the areas of committee selection and rotation practices, evaluation of the overall effectiveness of the Board and management, and review and consideration of developments in corporate governance practices. The Corporate Governance and Nominating Committee retains the sole authority to retain and terminate any search firm to be used to identify director candidates, including sole authority to approve the search firm’s fees and other retention terms. To assist the Corporate Governance and Nominating Committee in identifying potential director nominees who meet the criteria and priorities established from time to time and facilitate the screening and nomination process for such nominees, the Corporate Governance and Nominating Committee has retained third-party search firms. During 2013, we engaged RSR Partners and Heidrick & Struggles to assist the Corporate Governance and Nominating Committee in identifying and soliciting potential candidates to join our Board. On an annual basis, the Corporate Governance and Nominating Committee solicits input from the full Board and conducts a review of the effectiveness of the operation of the Board and Board committees, including reviewing governance and operating practices and the Corporate Governance Guidelines for Operation of the Board of Directors. Under its charter, the Corporate Governance and Nominating Committee is comprised solely of three or more independent directors who meet the independence standards under the NYSE listing standards.
Finance Committee
The members of the Finance Committee are Messrs. Perez (Chair), DiCamillo, Liu, and Manwani, and Ms. Dietz. Pursuant to a written charter, the Finance Committee considers issues affecting our financial structure and makes recommendations to the Board. The Finance Committee develops capital policies and strategies to set an acceptable capital structure, regularly reviews dividend action, liquidity management, adequacy of insurance coverage, the annual business plan as it relates to funds flow, capital expenditure and financing requirements, capital investment projects, major financial transactions, and tax planning strategy and initiatives. The Finance Committee also provides oversight of the Pension Fund Committee with respect to pension plan investment policies and plan funding requirements.

II. Corporate Governance
Director Independence
The Corporate Governance and Nominating Committee conducts an annual review of the independence of the members of the Board and its committees, and reports its findings to the full Board. Ten of our 12 directors are nonemployee directors (all except Messrs. Fettig and Todman). Although the Board has not adopted categorical standards of materiality for independence purposes (other than those set forth in the NYSE listing standards), information provided by the directors and Whirlpool did not indicate any relationships (e.g., commercial, industrial, banking, consulting, legal, accounting, charitable, or familial), which would impair the independence of any of the nonemployee directors. Based on the report and recommendation of the Corporate Governance and Nominating Committee, the Board has determined that each of its nonemployee directors satisfies the independence standards set forth in the listing standards of the NYSE.
Board Leadership Structure
As noted above, our Board is currently comprised of ten independent and two employee directors. Mr. Fettig has served as Chairman of the Board and Chief Executive Officer since July 2004, and has been a member of our Board since June 1999. Since 2003, the Board has designated one of the independent directors as Presiding Director. We believe that the number of independent, experienced directors that make up our Board, along with the independent oversight of our Presiding Director, benefits Whirlpool and its stockholders.
We recognize that different board leadership structures may be appropriate for companies in different situations and believe that no one structure is suitable for all companies. We believe our current Board leadership structure is optimal for us because it demonstrates to our employees, suppliers, customers, and other stakeholders that Whirlpool is under strong leadership, with a single person setting the tone and having primary responsibility for managing our operations. Having a single leader for both the company and the Board eliminates the potential for confusion or duplication of efforts, and provides clear leadership for Whirlpool. We believe Whirlpool, like many U.S. companies, has been well-served by this leadership structure.
Because the positions of Chairman of the Board and Chief Executive Officer are held by the same person, the Board believes it is appropriate for the independent directors to elect one independent director to serve as a Presiding Director. In addition to presiding at executive sessions of nonemployee directors, the Presiding Director has the responsibility to: (1) coordinate with the Chairman of the Board and Chief Executive Officer in establishing the annual agenda and topic items for Board meetings; (2) retain independent advisors on behalf of the Board as the Board may determine is necessary or appropriate; (3) assist the Human Resources Committee with the annual evaluation of the performance of the Chairman of the Board and Chief Executive Officer, and in conjunction with the Chair of the Human Resources Committee, meet with the Chairman of the Board and Chief Executive Officer to discuss the results of such evaluation; and (4) perform such other functions as the independent directors may designate from time to time. Mr. Johnston is currently serving as the Presiding Director.
Our Board conducts an annual evaluation in order to determine whether it and its committees are functioning effectively. As part of this annual self-evaluation, the Board evaluates whether the current leadership structure continues to be optimal for Whirlpool and its stockholders. Our Corporate Governance Guidelines provide the flexibility for our Board to modify or continue our leadership structure in the future, as it deems appropriate.
Risk Oversight
Our Board is responsible for overseeing Whirlpool’s risk management process. The Board focuses on Whirlpool’s general risk management strategy and the most significant risks facing Whirlpool, and ensures that appropriate risk mitigation strategies are implemented by management. The Board is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters.
The Board has delegated to the Audit Committee oversight of Whirlpool’s risk management process. Among its duties, the Audit Committee reviews with management: (1) Whirlpool's policies with respect to risk assessment and management of risks that may be material to Whirlpool, (2) Whirlpool’s system of disclosure controls and system of internal controls over financial reporting, and (3) Whirlpool’s compliance with legal and regulatory requirements. The Audit Committee is also responsible for reviewing major legislative and regulatory developments that could materially impact Whirlpool’s contingent liabilities and risks. Our other Board committees also consider and address risk as they perform their respective committee responsibilities. All committees report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise level risk.
Whirlpool’s management is responsible for day-to-day risk management. Our treasury, risk management, and internal audit areas serve as the primary monitoring and testing function for company-wide policies and procedures, and manage the day-to-day oversight of the risk management strategy for the ongoing business of Whirlpool. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, and compliance and reporting levels.
We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing Whirlpool and that our Board leadership structure supports this approach.
Compensation Risk Assessment
Whirlpool regularly reviews its employee compensation programs based on several criteria, including the extent to which they may result in risk to the company. Our compensation function, with assistance from the risk management and internal audit functions, annually assesses whether our compensation programs create incentives or disincentives that materially affect risk taking or are reasonably likely to have a material adverse effect on the company. The Human Resources Committee, with the assistance of Frederic W. Cook & Co. (“Cook & Co.”), evaluates the results of this assessment. As part of this assessment, management and the Human Resources Committee considered the following features of our compensation programs: (1) annual and long-term performance metrics used in our global compensation programs are multiple, balanced and more heavily weighted toward corporate-wide, audited metrics; (2) the metrics used in the executive compensation programs are approved by the Human Resources Committee which is composed solely of independent directors; (3) the Human Resources Committee retains an independent advisor that is involved with an ongoing review of the executive compensation program; (4) long-term incentive compensation represents a significant portion of our compensation mix; (5) significant stock ownership guidelines are in place for executives; (6) claw-back provisions for some compensation programs are in place to deal with misconduct; and (7) commission incentive programs are designed to pay out based on profitability and are subject to multiple layers of management review, including an annual review of plan design and results by regional senior management. Based on this assessment, the Human Resources Committee has concluded that our compensation programs do not create risks that would be reasonably likely to have a material adverse effect on the company.
Executive Sessions of Nonemployee Directors
The Board holds executive sessions of its nonemployee directors generally at each regularly scheduled meeting. The Presiding Director serves as the chairperson for these executive sessions.
Communications Between Stockholders and the Board
Interested parties, including stockholders, may communicate directly with the Chairman of the Audit Committee or the nonemployee directors as a group by writing to those individuals or the group at the following address: Whirlpool Corporation, 27 North Wacker Drive, Suite 615, Chicago, Illinois 60606-2800. This address is administered by an independent maildrop business. If correspondence is received by the Corporate Secretary, it will be forwarded to the appropriate person or persons in accordance with the procedures adopted by a majority of the independent directors of the Board with a copy to the Presiding Director. When reporting a concern, please supply sufficient information so that the matter may be addressed properly.

Although you are encouraged to identify yourself to assist Whirlpool in effectively addressing your concern, you may choose to remain anonymous, and Whirlpool will use reasonable efforts to preserve your anonymity to the extent appropriate or permitted by law.
Corporate Governance Guidelines for Operation of the Board of Directors
Whirlpool is committed to the highest standards of corporate governance. On the recommendation of the Corporate Governance and Nominating Committee, the Board adopted a set of Corporate Governance Guidelines for Operation of the Board of Directors. Our Corporate Governance Guidelines provide for director retirement at age 72, subject to the discretion of our Board to determine otherwise on a case by case basis. Although Mr. Kerr has reached age 72, the Board determined that as a member of the Audit Committee and as a director who has extensive board experience in the industry, Mr. Kerr should be granted an exception from the general guidelines and should stand for reelection. This exception also takes into account the departure in 2013 of two directors who had also served on the Audit Committee.
The desired experience and personal qualifications for director nominees are described in more detail below under the caption “Director Nominations to be Considered by the Board.”
Majority Voting for Directors; Director Resignation Policy
Whirlpool’s By-laws require directors to be elected by the majority of the votes cast with respect to such director in uncontested elections (number of shares voted “for” a director must exceed the number of votes cast “against” that director). In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), directors will be elected by a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. If a nominee who is serving as a director is not elected at the annual meeting, under Delaware law the director would continue to serve on the Board as a “holdover director.” However, under our Board’s policy, any director who fails to be elected must offer to tender his or her resignation to the Board. The Board shall nominate for election or reelection as director only candidates who agree to tender, promptly following the annual meeting at which they are elected or reelected as director, irrevocable resignations that will be effective upon (1) the failure to receive the required vote at the next annual meeting at which they face reelection and (2) Board acceptance of such resignation. In addition, the Board shall fill director vacancies and new directorships only with candidates who agree to tender, promptly following their appointment to the Board, the same form of resignation tendered by other directors in accordance with this Board policy.
If an incumbent director fails to receive the required vote for reelection, the Corporate Governance and Nominating Committee will act on an expedited basis to determine whether to accept the director’s resignation and will submit such recommendation for prompt consideration by the Board. The Board expects the director whose resignation is under consideration to abstain from participating in any decision regarding that resignation. The Corporate Governance and Nominating Committee and the Board may consider any factors they deem relevant in deciding whether to accept a director’s resignation.
Code of Ethics
All of Whirlpool’s directors and employees, including its Chief Executive Officer, Chief Financial Officer, and Chief Accounting Officer, are required to abide by our long-standing Code of Ethics, augmented to comply with the requirements of the NYSE and Securities and Exchange Commission, to ensure that Whirlpool’s business is conducted in a consistently legal and ethical manner. The Code of Ethics covers all areas of professional conduct, including employment policies, conflicts of interest, fair dealing, and the protection of confidential information, as well as strict adherence to all laws and regulations applicable to the conduct of our business. We intend to disclose future amendments to, or waivers from, certain provisions of the Code of Ethics for executive officers and directors on the Whirlpool website within four business days following the date of any such amendment or waiver.
Director Nominations to be Considered by the Board
Stockholders entitled to vote in the election of directors of the Board may nominate director candidates at times other than at the annual meeting. For a nomination to be properly made by any stockholder, considered for recommendation by the Board to the stockholders, and included in our proxy statement for the 2015 annual meeting, written notice of such stockholder’s nomination must be given, either by personal delivery or by registered or certified United States mail, postage prepaid, to the Corporate Secretary of Whirlpool (and must be received by the Corporate Secretary) by November 5, 2014. Such notice shall set forth all of the information required by Article II, Section 11 of our By-laws. Our By-laws are posted for your convenience on the Whirlpool website: www.whirlpoolcorp.com. Whirlpool believes that all nominees must, at a minimum, meet the selection criteria established by the Corporate Governance and Nominating Committee. The Board evaluates director nominees recommended by stockholders in the same manner in which it evaluates other director nominees. Whirlpool has established through its Corporate Governance and Nominating Committee selection criteria that identify desirable skills and experience for prospective Board members, including those properly nominated by stockholders.
The Board, with the assistance of the Corporate Governance and Nominating Committee, selects potential new Board members using criteria and priorities established from time to time. Desired personal qualifications for director nominees include: intelligence, integrity, strength of character, and commitment. Nominees should also have the sense of timing required to assess and challenge the way things are done and recommend alternative solutions to problems; the independence necessary to make an unbiased evaluation of management performance and effectively carry out responsibilities of oversight; an awareness of both the business and social environment in which today’s corporation operates; and a sense of urgency and spirit of cooperation that will enable them to interact with other Board members in directing the future, profitable growth of Whirlpool. Desired experience for director nominees includes: at least ten years of experience in a senior executive role with a major business organization, preferably as either Chief Executive Officer or Chairman (equivalent relevant experience from other backgrounds such as academics or government may also be considered); a proven record of accomplishment and line operating (or equivalent) experience; first-hand experience with international operations; a working knowledge of corporate governance issues and the changing role of the Board; and exposure to corporate programs designed to create stockholder value, while balancing the needs of all stakeholders. Director nominees should not be employed by or affiliated with any organization that has significantly competitive lines of business or that may otherwise present a conflict of interest. The composition, skills, and needs of the Board change over time and will be considered in establishing the profile of desirable candidates for any specific opening on the Board. The Corporate Governance and Nominating Committee has determined that it is desirable for the Board to have a variety of differences in viewpoints, professional experiences, educational background, skills, race, gender, age, and national origin, and considers issues of diversity and background in its selection process.
Available Information
Whirlpool’s current Corporate Governance Guidelines, Code of Ethics, and written charters for its Audit, Finance, Human Resources, and Corporate Governance and Nominating committees are posted on the Whirlpool website: www.whirlpoolcorp.com, scroll over the “Responsibility” dropdown menu, then “Governance,” then click on “Board of Directors.” The written charters are posted under "Committees." Stockholders may also request a free copy of these documents from: Investor Relations, Whirlpool Corporation, 2000 North M-63, Mail Drop 2609, Benton Harbor, Michigan 49022-2692; (269) 923-2641.

Nonemployee Director Compensation
The elements of our 2013 director compensation are reflected in the table below. Only nonemployee directors receive compensation for their services as a director. We believe that it is important to attract and retain outstanding nonemployee directors. One way we achieve this goal is through a competitive compensation program.

2013 Nonemployee Director Compensation
Type of Compensation	Amount
Annual Cash Retainer	$120,000
Annual Stock Awards Retainer*	1,027
Annual Retainer for Committee Chair (in addition to other retainers):
Audit Committee	$20,000
Human Resources Committee	$15,000
All Other Committees	$10,000
Annual Retainer for Presiding Director (in addition to other retainers)	$20,000
*See “Nonemployee Director Equity” below for an explanation of how the number of shares was calculated for 2013.
Nonemployee Director Equity
In 2013, our nonemployee director compensation program included the following equity payments from Whirlpool’s 2010 Omnibus Stock and Incentive Plan: (1) a one-time grant of 1,000 shares of common stock made at the time a director first joins the Board; and (2) a grant of stock on the date of the annual meeting of stockholders, with the number of shares to be issued determined by dividing $120,000 by the price of a single share of Whirlpool common stock at the close of business on the day of the annual meeting of stockholders.
Deferral of Annual Retainer and Stock Grants
A nonemployee director may elect to defer any portion of the annual cash retainer and annual stock awards retainer until he or she ceases to be a director. Under this policy, when the director’s term ends, any deferred annual retainer will be made in a lump sum or in monthly or quarterly installments. In addition, payment of any deferred annual stock grant will be made as soon as is administratively feasible. Annual cash retainers deferred on or before December 31, 2004 accrue interest quarterly at a rate equal to the prime rate in effect from time to time. Annual cash retainers deferred after December 31, 2004 may be allocated to notional investments that mirror those available to participants in our U.S. 401(k) plan, with the exception of the Whirlpool stock fund.
Stock Ownership Guidelines
Stock ownership guidelines, which are approved by the Board, support the objective of increasing the amount of Whirlpool stock owned by nonemployee directors. Ensuring that our nonemployee directors have a significant stake in Whirlpool’s long-term success aligns the interests of such directors with those of our stockholders. These ownership guidelines are based on a review of competitive market practice conducted by Cook & Co., our independent compensation consultant.

The Board has established a guideline for nonemployee directors to have equity ownership of Whirlpool stock equal in value to five times the basic annual cash retainer, with a five-year timetable to obtain this objective. Each nonemployee director’s progress toward achieving the requisite level of ownership is reviewed annually. As of the end of 2013, all nonemployee directors met, or were on track to meet, this requirement.
Charitable Program
Through 2007, each nonemployee director, upon election or reelection to the Board, could choose to relinquish all or a portion of the annual cash retainer, in which case Whirlpool may, at its sole discretion, then make an award to a charitable organization upon the director’s death. Under the program, the election to relinquish compensation is irreversible, and Whirlpool may choose to make contributions in the director’s name to as many as three charities. The Board of Directors eliminated this program, prospectively, as of January 1, 2008. Mr. White is the only active director with an outstanding benefit under this program. In addition, a director’s qualifying charitable contributions of up to $10,000 will be matched by the Whirlpool Foundation annually.
Term Life and Travel Accident Insurance
Whirlpool pays the premiums to provide each nonemployee director who was on the Board as of January 1, 2011, with term life insurance while serving as a director, unless the director has opted out of coverage. The coverage amount is equal to one-tenth of the director’s basic annual cash retainer times the director’s months of service (not to exceed 120). In addition, Whirlpool also provides each nonemployee director who was on the Whirlpool Board as of January 1, 2011 with travel accident insurance of $1 million when traveling on Whirlpool business.
Whirlpool Appliances
For evaluative purposes, Whirlpool permits nonemployee directors to test Whirlpool products for home use. The cost to Whirlpool of this arrangement in 2013 (based on distributor price of products and delivery, installation, and service charges) did not exceed $8,429 for any one nonemployee director or $22,290 for all nonemployee directors as a group. Directors are not reimbursed for any income taxes they incur as a result of this policy.
Business Expenses
Whirlpool reimburses nonemployee directors for business expenses related to their attendance at Whirlpool meetings, including room, meals and transportation to and from Board and committee meetings (e.g., commercial or private flights, cars and parking). On rare occasions, a director’s spouse or other family member may accompany a director on a flight on Whirlpool aircraft. No additional operating cost is incurred by Whirlpool in such situations and the director is taxed on the value of the benefit. Directors are reimbursed for attendance at qualified third-party director education programs.

Nonemployee Director Compensation Table

Name	Fees Earned or Paid in Cash (2) ($)	Stock Awards (3) ($)	All Other Compensation (4) ($)	Total ($)
Samuel R. Allen	120,000	119,933	2,419	242,352
Gary T. DiCamillo	140,000	119,933	6,849	266,782
Diane M. Dietz	103,667	232,543	2,641	338,851
Kathleen J. Hempel (1)	38,214	-	3,075	41,289
Michael F. Johnston	150,000	119,933	554	270,487
William T. Kerr	120,000	119,933	10,477	250,410
John D. Liu	120,000	119,933	1,385	241,318
Harish Manwani	120,000	119,933	638	240,571
Miles L. Marsh (1)	35,275	-	3,075	38,350
William D. Perez	127,060	119,933	7,371	254,364
Michael D. White	135,000	119,933	29,564	284,497

(1)	Kathleen J. Hempel and Miles L. Marsh did not stand for reelection at the 2013 Annual Meeting of Stockholders, held on April 16, 2013.

(2)	The aggregate dollar amount of all fees earned or paid in cash for services as a director, including all annual retainer fees, before deferrals and relinquishments.

(3)
Reflects the fair value of shares of common stock, before deferrals, awarded in 2013 on the award date. The fair value of the stock awards for financial reporting purposes will likely vary from the amount the director actually receives based on a number of factors, including stock price fluctuations and timing of sale. See the “Share-based Incentive Plans” Note to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for a discussion of the relevant assumptions used to account for these awards. As of December 31, 2013, none of our nonemployee directors was deemed to have outstanding stock awards because all stock awards vest immediately.

(4)	The table below presents an itemized account of 2013 nonemployee director "All Other Compensation."

Name	Life Insurance Premiums ($)	Charitable Program (a) ($)	Whirlpool Appliances and Other Benefits ($)	Total ($)
Samuel R. Allen	-	-	2,419	2,419
Gary T. DiCamillo	-	-	6,849	6,849
Diane M. Dietz	-	-	2,641	2,641
Kathleen J. Hempel	766	-	2,309	3,075
Michael F. Johnston	-	-	554	554
William T. Kerr	1,599	-	8,878	10,477
John D. Liu	718	-	667	1,385
Harish Manwani	-	-	638	638
Miles L. Marsh	766	-	2,309	3,075
William D. Perez	814	-	6,557	7,371
Michael D. White	2,059	27,001	504	29,564

(a)	Includes 2013 interest cost related to the Charitable Program. The maximum amount payable under the Charitable Program upon Mr. White’s death is $1.5 million.

Security Ownership
The following table presents the ownership on December 31, 2013 of the only persons known by us as of February 17, 2014 to beneficially own more than 5% of our common stock, based upon statements on Schedule 13G filed by such persons with the Securities and Exchange Commission.

Schedule 13G Filed On	Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class
2/12/2014	The Vanguard Group Inc.(1) 100 Vanguard Blvd. Malvern, PA 19355	5,353,931	6.91%
1/31/2014	BlackRock, Inc.(2) 40 East 52nd Street New York, NY 10022	4,332,887	5.59%

(1)
Based solely on a Schedule 13G/A filed with the SEC by The Vanguard Group Inc. (“Vanguard Group”), a registered investment advisor. Vanguard Group has sole voting power with respect to 129,775 shares, sole dispositive power with respect to 5,235,283 shares, and shared dispositive power with respect to 118,648 shares.

(2)
Based solely on a Schedule 13G/A filed with the SEC by BlackRock, Inc. (“BlackRock”). BlackRock has sole voting power with respect to 3,491,165 shares and sole dispositive power with respect to 4,332,887 shares.

Beneficial Ownership

The following table reports beneficial ownership of common stock by each director, nominee for director, and the Named Executive Officers (as defined elsewhere in this proxy statement), and all directors and executive officers of Whirlpool as a group, as of February 1, 2014. Beneficial ownership includes, unless otherwise indicated, all shares with respect to which each director or executive officer, directly or indirectly, has or shares the power to vote or to direct the voting of such shares or to dispose or direct the disposition of such shares. The address of all directors and executive officers named below is c/o Whirlpool Corporation, 2000 North M-63, Benton Harbor, Michigan 49022-2692.

	Shares Beneficially Owned (1)	Deferred Stock Units (2)	Shares Under Exercisable Options (3)	Total (4)	Percentage (* Less than 1%)
Samuel R. Allen	9,921	-	-	9,921	*
Marc R. Bitzer	52,902	34,093	38,782	125,777	*
Gary T. DiCamillo	6,149	13,202	12,337	31,688	*
Diane M. Dietz	2,027	-	-	2,027	*
Jose A. Drummond (5)	-	-	-	-	*
Geraldine T. Elliott (6)	-	-	-	-	*
Jeff M. Fettig	299,704	209,089	920,119	1,428,912	1.82%
Michael F. Johnston	3,000	10,060	9,937	22,997	*
William T. Kerr	9,360	-	8,051	17,411	*
John D. Liu	1,000	4,088	-	5,088	*
Harish Manwani	2,549	-	-	2,549	*
William D. Perez	6,941	-	1,357	8,298	*
David T. Szczupak	39,990	-	31,843	71,833	*
Michael A. Todman	6,914	52,336	84,622	143,872	*
Larry M. Venturelli	14,964	5,344	16,758	37,066	*
Michael D. White	2,700	9,550	-	12,250	*
All directors and executive officers as a group (17 persons)	492,351	339,443	1,134,924	1,966,718	2.49%

(1)
Does not include 1,669,485 shares held by the Whirlpool 401(k) Trust (but does include 7,318 shares held for the accounts of executive officers). Includes restricted stock units that become payable within 60 days of February 1, 2014, before deferrals and tax liabilities.

(2)
Represents the number of shares of common stock, based on deferrals made into the Deferred Compensation Plan II for Nonemployee Directors, one of the executive deferred savings plans, or the terms of deferred stock awards, that we are required to pay to a nonemployee director when the director leaves the Board or to an executive officer when the executive officer is no longer an employee. None of these deferred stock units have voting rights.

(3)	Includes shares subject to options that will become exercisable within 60 days of February 1, 2014.

(4)	May include restricted stock units and option shares which cannot be voted until vesting or exercise, as applicable.

(5)	Mr. Drummond terminated employment with the company in 2013.

(6)	Ms. Elliott was appointed to the Board on February 18, 2014.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Whirlpool’s directors and executive officers and persons who own more than 10% of Whirlpool’s common stock (each a reporting person) to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Whirlpool’s common stock. Based solely on its review of the copies of such reports furnished to or prepared by Whirlpool and written representations that no other reports were required, Whirlpool believes that all Section 16(a) filing requirements applicable to reporting persons were complied with during the fiscal year ended December 31, 2013.

Compensation Discussion and Analysis

I. Executive Summary

2013 Company Results

The 2013 fiscal year demonstrated our continued commitment to our key priority of value creation through margin expansion and growth in sales. Among other accomplishments, the company delivered the following value-creating results:

●	Whirlpool achieved record Net Earnings of $827 million; an increase of approximately 106% from 2012.

●	Sales volume increased overall, and in every region around the globe.	+ 106% Net Earnings Growth

●	For the second year in a row, Whirlpool’s Total Shareholder Return (TSR) was top quartile relative to the S&P 500.

●
Our leadership continued to focus on innovation, yielding 50 new product launches in 2013 that enabled Whirlpool to support price and mix improvement in key markets while increasing margin realization.
2012 TSR: 120% 2013 TSR: 57%

●	Cash generated was used to make returns to stockholders through resumption of the share repurchase program, and increased quarterly dividend payments.

●
Whirlpool strengthened future growth prospects in Asia by announcing an agreement (subject to regulatory approval) to become a majority shareholder in Hefei Rongshida Sanyo Electric Co. Ltd., a leading home appliances manufacturer based in Hefei, China.

●	Whirlpool's record earnings and fixed cost reduction achievements in 2013 resulted in performance that was above our financial objectives established under our short-term incentive plan.

●	We continued to enhance the leadership talent pipeline while increasing engagement globally based on year-over-year metrics.

Pay-for-Performance Philosophy

Whirlpool is dedicated to global leadership and to delivering superior stockholder value. To achieve our objectives, we have developed and employ a pay-for-performance philosophy based on the following guiding principles:

•	Compensation should be incentive-driven with both a short-term and long-term focus.

•	A significant portion of pay should be performance-based, with the proportion varying in direct relation to an executive's level of responsibility.

•	Components of compensation should be linked to the drivers of stockholder value over the long-term.

•	Components of compensation should be tied to an evaluation of business results and individual performance.

In support of our pay-for-performance philosophy, performance-based compensation in the form of short-term and long-term incentives constituted over 90% of 2013 total target compensation for our CEO and an average of 80% of 2013 total target compensation for our other Named Executive Officers ("NEOs").

2013 Compensation Program Review

The Human Resources Committee of the Board of Directors (the "Committee”) considers the results of the annual “Say on Pay” vote, amongst other factors, in making decisions regarding executive compensation programs. We received strong support (82%) for our 2012 executive compensation program at our 2013 Annual Meeting. The Committee recognizes that market practices and stockholder views on executive compensation practices continue to evolve at a rapid pace. In recognition of this, the Committee continues to evaluate and make proactive changes to ensure the company has the appropriate compensation programs in place to most effectively link pay for performance, create stockholder value over the long term, and consistently apply good governance practices.

For the 2013 plan year, the Committee approved revisions to the company’s short-term incentive plan, the Performance Excellence Plan ("PEP"), for the Named Executive Officers and other designated members of the Executive Committee. The revisions place greater emphasis on quantitative metrics, and reduce the degree to which the Committee utilizes discretion to evaluate performance and applies discretion to determine final payout. Whirlpool remains firmly committed to continued investor dialogue regarding the overall architecture of our executive compensation program. Investor feedback is carefully considered and incorporated into program enhancements, and the Committee works closely with its independent advisor and the management team to stay abreast of evolving market practices and investor preferences.

Compensation Program Highlights

Below we summarize executive compensation practices that we have implemented to drive performance, as well as practices we avoid because we do not believe they serve investors' long-term interests.

What We Do
✓	Pay for performance
✓	Use an independent compensation consulting firm which provides no other services to Whirlpool
✓	Cap long and short-term incentive awards
✓	Set robust stock ownership guidelines
✓	Subject all variable pay to compensation recovery "claw-back" policy
✓	Have double-trigger Change in Control agreements
✓	Mitigate risk in compensation programs
✓	Provide limited, market-competitive perquisites necessary to attract and retain top talent

What We Don't Do
✗	Allow hedging or pledging of Whirlpool stock by Executive Officers and Directors
✗	Gross up compensation for excise or income tax
✗	Enter into employment contracts except as required by local law or prevailing market practice
✗	Grant Restricted Stock Units that pay dividends or dividend equivalents prior to vesting
✗	Reprice stock options

II. How Compensation Decisions Are Made

Role of the Human Resources Committee

The Human Resources Committee has overall responsibility for Whirlpool's executive compensation programs. Typically, the Committee adopts the compensation goals and objectives for awards under our short-term and long-term incentive plans at its meeting in February of each year. The Committee considers and makes decisions on the principal elements of each executive officer's compensation package at this meeting. The Committee also performs its evaluation of CEO performance for the most recently completed year and establishes target CEO compensation for the current year at this meeting. Throughout the year, the Committee evaluates the overall effectiveness of our compensation philosophy and programs in supporting our business strategy and human resources objectives. In addition, the Committee reviews management's recommendations regarding hiring, promotion, retention, severance, and individual executive compensation packages related to those events.

In making its determinations, the Committee reviews and considers various factors and assigns different weightings to these factors depending on the type of determination and the circumstances related to each specific action. For example, in determining base salary, the Committee may rely more heavily on market data and the guidance of its independent compensation consultant. Likewise, in determining the payout of incentive awards, the Committee predominantly considers company performance and management's assessment of individual performance. As a final example, in setting long-term compensation, the Committee may give more weight to the scope and complexity of the individual's position and impact on overall company results. While the Committee solicits and reviews recommendations from its independent compensation consultant, and in some circumstances management, ultimately the Committee makes decisions regarding these matters in the exercise of its sole discretion.

Role of the Compensation Consultant

The Committee establishes target compensation levels using a market-based approach. Each year, the Committee engages an independent compensation consultant to advise the Committee on Whirlpool's executive compensation program. The Committee has the sole authority to approve the independent compensation consultant's fees and terms of engagement. The Committee continued to retain Frederic W. Cook & Co. (“Cook & Co.”) in 2013 as its independent compensation consultant because of its extensive expertise and its independence due to the lack of an existing business relationship with Whirlpool.

Cook & Co. did not perform any services for Whirlpool in 2013, other than those for the Committee related to executive compensation as discussed below. In 2013, Cook & Co. advised the Committee on modifications to the PEP for the Named Executive Officers and other designated officers, and the design of the executive PEP presented to stockholders for vote at the 2014 Annual Meeting (see Item 4). Cook & Co. advised the Human Resources Committee on the design of the amended and restated 2010 Omnibus Stock and Incentive Plan which was approved by stockholders in April 2013. Cook & Co. also analyzed the effectiveness of pay-for-performance programs and assisted the Committee with a variety of other ongoing items, including review of materials prepared by management in advance of Committee meetings and the review of public disclosures, including this Compensation Discussion and Analysis and the accompanying tables and narrative footnotes.

As part of its ongoing role in supporting the Committee, Cook & Co. assists the Committee in reviewing executive compensation market practices and trends in general, and designing and recommending the compensation packages provided to the NEOs and other senior executives based on a marketplace assessment of the compensation for the NEOs and other senior executives in comparison to the compensation for comparable positions within the comparator group. With respect to the CEO, Cook & Co. provides alternatives, without the CEO's input, to the Committee regarding the CEO's compensation package (base salary, target incentive award levels, and mix of pay components).

The Committee has determined that the work of Cook & Co. did not raise any conflicts of interest in 2013. In making this assessment, the Committee considered the independence factors enumerated in Rule 10C-1(b) under the Securities Exchange Act of 1934, including the fact that Cook & Co. does not provide any other services to Whirlpool, the level of fees received from Whirlpool as a percentage of Cook & Co.'s total revenue, policies and procedures employed by Cook & Co. to prevent conflicts of interest, and whether Cook & Co. or the individual Cook & Co. advisors to the Committee own any Whirlpool stock or have any business or personal relationships with members of the Committee or our executive officers.

Role of Management

Each year, the CEO and Chief Human Resources Officer make recommendations to the Committee regarding the compensation and benefit programs for all executive officers. In addition, the CEO makes recommendations with respect to base salary, short-term cash incentives, equity compensation, and the total compensation levels for executive officers other than himself, based on his assessment of individual performance and contribution to Whirlpool. The CEO and Chief Human Resources Officer recommend the performance metrics to be used in establishing performance goals for the short-term cash incentive and long-term equity and cash incentive programs for adoption by the Committee. The Committee has authority to adopt or modify these metrics in its sole discretion. In addition, the CEO assesses the individual performance of the executive officers to assist the Committee in making determinations regarding awards to be paid out under incentive programs.

Benchmarking

For 2013, the Committee utilized the comparator group listed below to benchmark executive compensation. These 18 companies were selected because they have national and global business operations and are similar to Whirlpool in sales volumes, margins, employment levels, lines of business, and required management skills. Additionally, companies in the comparator group are recognized for their excellence in the areas of consumer focus and trade customer relations, and for possessing highly complex global supply chains and manufacturing footprints. This is the same comparator group used in 2012 and 2011. Whirlpool's revenues are between the median and 75th percentile of the revenues for the comparator group. Additional factors used to determine the comparator group consisted of market capitalization, revenue, income, assets, and number of employees.

We use publicly disclosed compensation data contained in proxy statements, as well as proprietary surveys purchased from third-party consulting firms to acquire market compensation data for companies in the comparator group, as well as broader general industry practice. These independently conducted surveys generally include data from numerous organizations from across various industry groupings and specific international regions and also allow for comparisons to be made on the basis of job scope and other measures relevant to Whirlpool.

2013 Comparator Group
3M Company Cummins, Inc. Colgate-Palmolive Company Deere & Company Eaton Corporation plc Emerson Electric Co. The Goodyear Tire & Rubber Company H.J. Heinz Company Honeywell International, Inc.	Illinois Tool Works, Inc. Ingersoll-Rand plc Johnson Controls Kellogg Company Motorola Solutions Inc. Parker Hannifin Stanley Black & Decker Inc. Textron Xerox

One comparator company (H.J. Heinz) was purchased by Berkshire Hathaway and 3G Capital on June 7, 2013. The Committee determined that the remaining 17 companies continue to provide sufficient benchmarking data necessary for establishing 2014 pay levels.

III. What We Pay and Why

The Human Resources Committee sets compensation using a market-based approach, with differentiation based on individual and company performance. The elements of our compensation program reflect our pay-for-performance philosophy. The Committee creates a compensation package for each NEO that contains a mix of compensation elements that it believes best addresses each NEO's responsibilities and best achieves our overall compensation objectives. In establishing target compensation, the Committee considers factors discussed below such as market compensation values and job responsibility.

Our compensation program is designed so that an individual's target compensation level rises as job responsibility increases, with the portion of performance-based compensation rising as a percentage of total target compensation. This ensures that the senior-most executives who are responsible for development and execution of our strategic plan are held most accountable for operational performance results and changes in stockholder value over time. As a result, actual total compensation of an executive in relation to the total compensation of his or her subordinates is more dependent on performance, resulting in larger increases and decreases in realized pay relative to target during periods of above-target and below-target performance. In addition, the Committee makes distinctions in the mix of cash and equity components based on job responsibility in shaping each executive officer's compensation package. Generally, the proportion of equity compensation rises with increasing job responsibility to ensure strong alignment between executive and long-term stockholder interests.

Element	Characteristics
Base Salary	- Fixed component based on responsibility, experience and performance - Target is the median range for similar positions in the comparator group and is influenced by performance and experience
Short-term Incentives	- Performance-based variable cash incentives based on annual financial and individual performance - Target is the median range for similar positions in the comparator group
Long-term Incentives
 - Performance-based variable equity and cash incentives in the form of performance restricted stock units and stock options, as well as restricted stock units and performance cash units for certain positions
 - Target is the median range for similar positions in the comparator group

Other Benefits	- Health and welfare benefits available to substantially all salaried employees - Limited perquisites designed to support a competitive compensation package
Retirement Benefits	- NEOs participate in tax-qualified and non-qualified defined benefit and defined contribution plans - Target is the median income replacement ratio for a broad-based group of companies

In support of our pay-for-performance philosophy, performance-based compensation in the form of short-term and long-term incentives constituted 90% of 2013 total target compensation for our CEO and an average of 80% of 2013 total target compensation for our other Named Executive Officers.

Program Design & Elements

Base Salary

In reviewing base salary levels for 2013, the Committee considered the comparative market data and recommendations provided by Cook & Co. and, with respect to other NEOs, the CEO’s recommendations and the company’s established policy for 2013 salary increases. Effective in March 2013, the Committee increased Mr. Fettig’s salary to $1,416,250, Mr. Venturelli’s salary to $575,000, Mr. Todman’s salary to $875,000, Mr. Bitzer’s salary to $875,000, and Mr. Szczupak’s salary to $690,000 from levels previously established in 2012. These increases were implemented to remain consistent with our compensation philosophy of targeting NEO base salaries at the median range of the comparator group in 2013. In some cases, base salaries may be higher or lower than the market median based on factors such as executive performance, experience, and responsibilities.

Short-term Incentives

Consistent with Whirlpool's pay-for-performance philosophy, our short-term cash incentive program, or PEP, is designed to focus attention on short-term drivers of stockholder value creation, reflect company financial and individual performance, and align with the metrics used in our long-term incentive program to create a balanced focus on the key drivers of our multi-year financial and operational strategy. PEP ensures that a significant portion of our NEOs' short-term cash compensation is directly tied to key performance measurements and therefore variable.

At the beginning of fiscal 2013, the Committee established short-term incentive target opportunities as a percentage of an executive's base salary for each NEO. The Committee established PEP target award levels for the NEOs taking into account comparative market data. The target award levels are generally set at the median of the comparator group and are as follows for each NEO:

NEO	Short-term Incentive Target Award (as a % of Base Salary)
Jeff M. Fettig	150%
Larry M. Venturelli	100%
Michael A. Todman	100%
Marc R. Bitzer	100%
David T. Szczupak	80%

In February 2013, the Committee established a 2013 Return on Equity (“ROE”) target of 8% as the objective performance measure for PEP, which was met with an actual 2013 ROE achievement level of 14.9%. As in prior years, achievement of the ROE target established the maximum award level for each NEO and failure to attain the 8% threshold would have resulted in forfeiture of each NEO’s entire PEP opportunity. Once the 8% threshold is reached, the actual payouts are based on consideration of other performance metrics and the exercise of negative discretion by the Committee as described below.

The Committee approved a new scorecard for the Named Executive Officers and other designated officers under the PEP in 2013. The reason for this change was to weigh quantitative financial metrics more heavily, and to reduce the degree to which payouts were based on the Committee’s qualitative discretion.

Illustration of Whirlpool's 2013 Short-term Incentive Award for NEOs

The Committee approved formulas and metrics after reviewing the 2013 business plan and program design alternatives with management. The performance metrics selected by the Committee reflect Whirlpool's priorities and critical objectives for 2013.

In determining actual payouts for executive officers, the Committee first confirmed that the 8% ROE goal was attained, which, as described above, funded the overall payouts at the maximum award opportunity for each executive. The Committee then applied negative discretion to adjust the maximum award down to the actual payout based on the Company Performance Factor and the Individual Performance Factor. In doing so, the Committee reviewed performance under previously established, weighted Company Performance Factors for each executive officer, each with a range of 0% to 150% of the target award. The Committee may choose to increase or decrease resulting awards secured by company performance by as much as +/- 25%, based on significant individual accomplishments or shortfalls. In defining the Company Performance Factor for 2013, the Committee determined that company performance in line with expected performance would result in a Performance Factor of 100%. Company performance substantially above expected performance could result in a Performance Factor of up to 150%, and performance below expected performance could result in a Performance Factor as low as 0%, with no award being paid out under PEP. Maximum opportunity for award achievement was reduced from 400% of target in 2012 to 187.5% of target in 2013 to better align with market practices. 187.5% maximum opportunity represents a 150% Company Performance Factor times a 125% discretionary individual performance multiplier.

As the basis for determining the Company Performance Factor, the Committee set objectives to establish the Company multiplier. The Committee adopted the following financial metrics for 2013: Earnings Before Interest & Taxes, as adjusted (75% weighting), and Net Cost Takeout (25% weighting).

When setting financial objectives and evaluating actual results, the Committee determined target financial objectives to exclude items which do not reflect ongoing business performance. For purposes of the Company performance target objectives and final results, the EBIT metric was based on Earnings Before Interest & Taxes, adjusted for restructuring expenses, monetization of Brazilian tax credits (BEFEIX), investment expenses, and antitrust and Brazilian government settlement. For purposes of the Company performance target objectives and final results, the Net Cost Takeout metric was defined by internal operating metrics focused on benefits from cost and capacity reduction and productivity gains.

	Earnings Before Interest & Taxes	Net Cost Takeout
Threshold	$400M	$50M
Target	$1,200M	$200M
Maximum	$1,300M	$300M
Actual Results	$1,259M	$249M

The Committee determined levels of achievement based on Whirlpool’s financial results as follows:

•	Adjusted Earnings Before Interest & Taxes of $1,259 million was above the established target of $1,200 million;

•	Net Cost Takeout of $249 million was above the established target of $200 million;

With respect to the Company multiplier, the Committee determined that above-target performance was achieved. As discussed above, Whirlpool expanded margins significantly in 2013, reduced costs and increased cash flow, and delivered total shareholder return of 57%.

Based on these formulaic performance results, the Committee validated and determined a Company Performance Factor of 128%.

The Committee annually reviews each executive officer's individual performance based on a review of individual achievements during the performance period relative to established goals. With respect to NEOs other than the CEO, the Committee takes into account the assessment of individual performance provided by the CEO. Executive officers are reviewed based on established criteria for results, scope, leadership, talent development, and demonstration of Whirlpool values. As a result of this process, each NEO receives one of the following performance ratings: extraordinary results, very strong results, strong results, results need to be improved, or unacceptable results.

The Committee retains the discretion to reduce or increase resulting awards based on individual performance. In determining the individual performance rating, the CEO and the Committee consider each NEO's absolute performance, performance relative to internal peers, any unforeseen factors that influenced the results of each NEO, and the extent to which the leadership of each NEO has contributed to Whirlpool's success during the performance period based on qualitative measures. For 2013, each NEO received a performance rating of “Strong Results” or higher.

Based on this review, the Committee determined the actual PEP payout to each NEO by multiplying the NEO's target award by the applicable Company Performance Factor and choosing to exercise discretion based on individual NEO performance. Refer to pages 35-36 for a description of individual performance factors considered.

Long-term Incentives

The Committee makes annual grants of long-term incentives to ensure that executives are focused on Whirlpool’s longer-term financial and strategic objectives, to create commonality of interest between the management team and stockholders, and support Whirlpool’s objectives related to attracting and retaining executive talent. The Committee establishes long-term incentive target opportunities as a percentage of each NEO's base salary. Taking into account comparative market data, the Committee targeted the median level of our comparator group and established 2013 long-term incentive target award levels for the NEOs as follows:

NEO	Long-term Incentive Target Award (as a % of Base Salary)
Jeff M. Fettig	625%
Larry M. Venturelli	225%
Michael A. Todman	250%
Marc R. Bitzer	250%
David T. Szczupak	175%

Long-term awards typically consist of a combination of stock options, and performance restricted stock units which are distributed in stock. Depending on a NEO’s responsibilities, the long-term award may include performance cash units and time-based restricted stock units as well (as was the case for 2013 awards for Mr. Szczupak). Generally, the Committee grants these equity awards to employees, including NEOs, on a single date at its regularly scheduled meeting in February. This meeting usually occurs after we release our final earnings for the prior fiscal year, which permits material information regarding our performance for the prior fiscal year to be disclosed to the public before equity-based grants are made. The Committee determines equity award values based on the closing stock price on the date of grant. Because the Committee determines the number of any stock options to be granted, and the target number of any restricted stock units, based on the closing stock price on the date of grant, the numbers of shares granted may vary significantly from year to year as a result of changes in the stock price.

Performance restricted stock units and performance cash units are tied directly to Whirlpool's financial and strategic performance over a preset period beginning each January 1 and continuing for three years. In order to further drive performance over what the Committee considers to be a critical time horizon for the company, the Committee added 9,296 performance RSUs to Mr. Fettig's award opportunity for the 2013-2015 performance period. Each set of performance measures rewards the achievement of specific long-term strategic goals designed to deliver long-term stockholder value. The length of the performance period as well as the performance measures are established by the Committee.

Illustration of Whirlpool's 2013 Long-term Incentive Award

The Committee allocates each executive officer’s long-term incentive target award among performance-based restricted stock units, restricted stock units, performance cash units, and stock options based on the officer's position and ability to impact components of company performance and stock value over the longer term. Excluding the additional 9,296 performance RSU award opportunity for Mr. Fettig, the 2013 long-term incentive target award allocations for each NEO were as follows:

NEO	Performance-based Restricted Stock Units (as % of Target Award)	Stock Options (as % of Target Award)	Performance Cash Units (as % of Target Award)	Restricted Stock Units (as % of Target Award)
Jeff M. Fettig	50%	50%	—	—
Larry M. Venturelli	50%	50%	—	—
Michael A. Todman	50%	50%	—	—
Marc R. Bitzer	50%	50%	—	—
David T. Szczupak	25%	25%	25%	25%

The Committee determined the number of stock options and time-based restricted stock units, and the target number of performance-based restricted stock units and performance cash units granted to each NEO based on the closing price of Whirlpool stock in February 2013 when the long-term incentive awards were established under the terms of the 2010 Omnibus Stock and Incentive Plan. For award determination purposes, the value of stock options was set using a Black-Scholes option valuation methodology.

Stock options generally vest over a three-year term in equal annual installments and are exercisable over a ten-year period, promoting a focus on long-term stock value creation, as well as executive retention. Time-based restricted stock units also vest in equal installments over a three-year period and promote retention of top talent. Stock options and restricted stock units granted by the company have a one year minimum vesting period.

For 2013, the Committee selected a three-year performance period for the achievement of performance goals, with the number of performance-based restricted stock units and performance cash units earned to be determined and vested in 2016 based on 2013 through 2015 performance.

As with PEP, the Committee established a ROE target of 8% as the objective performance measure for long-term incentives. Achievement of the ROE target will establish the maximum award level for each NEO. Actual payouts will be based on consideration of other performance metrics and the exercise of negative discretion by the Committee.

For 2013, the Committee established that performance in line with long-term incentive performance expectations would result in a payout equal to 100% of the target award, while performance substantially above expected performance could result in a maximum payout of up to 200% of the target award. Performance below expected performance could result in no long-term incentive award payout.

For awards granted in 2013, the performance goals were identical for the performance-based restricted stock units and performance cash units and consisted of equally weighted operating profit and free cash flow targets. These goals will be measured over a three-year performance period, and the Committee established ranges from 0% to 200% for performance against each of these measures. These metrics were chosen because they represent critically important measures of profitability and liquidity, which are key drivers of sustainable stockholder value creation.

Benefits

We provide limited perquisites to executives, including financial planning services, limited use of Whirlpool owned and leased property, product discounts, home security, relocation assistance, and comprehensive health evaluations. These perquisites are designed to support a market-based competitive total compensation package, which serves our overall attraction and retention objectives, enhances the efficiency of our management team by enabling them to focus their efforts on Whirlpool business, and ensures that Whirlpool derives the most value from our overall compensation and benefits expenditures. For purposes of personal security and immediate availability, Messrs. Fettig and Todman may use company aircraft for personal use, and other executives may be granted limited use of the aircraft with the permission of the CEO.

Retirement

NEOs are eligible for retirement benefits designed to provide, in total, a market-competitive level of income replacement upon achieving retirement eligibility by using a combination of qualified and non-qualified plans. These plans are intended to attract and retain high quality executives by providing market-competitive benefit levels, and also support our leadership development objectives by ensuring that senior executives have sufficient resources to retire from the company at appropriate times, thereby enabling an orderly succession of talent throughout the organization.

We assess retirement benefits for the company's senior leaders, including each of the NEOs, against data provided to the Towers Watson Employee Benefits Information Center (“Towers Watson”) by other U.S. companies that provide survey data on executive benefits. In 2012 we reviewed with Towers Watson comparisons of data obtained from over 300 companies, approximately a third of which were companies with revenues of $10 billion or more. Accordingly, this survey tool includes data on a much broader base of companies than those included in the executive compensation comparator group.

This review is an important factor used in determining the median retirement income replacement ratio among similarly situated executives at such companies and in setting the target amount of total retirement benefits for our NEOs. As a result of the current mix of our retirement plans, we believe that total retirement benefits for the NEOs are currently at a competitive level when compared to the other companies in the survey. Executive officers in locations outside the United States receive retirement benefits designed to be competitive with benefits provided to executives in comparable positions within their regions.

Recognition and Retention Awards

The Committee occasionally grants additional “off-cycle” awards to key employees, including NEOs, in connection with promotions, increased responsibilities, recruitment and retention efforts, succession planning, or significant accomplishments or achievements. In 2013, the Committee granted 10,000 restricted stock units to Mr. Bitzer in recognition of his expanded responsibility for the Europe, Middle East, and Africa region in addition to his existing responsibility for the North America region. Mr. Bitzer's award will vest in 2016 provided he remains in the continued service of the company on the vesting date.

Officer Performance Assessment and Resulting Awards

Jeff M. Fettig Chairman and CEO
Mr. Fettig’s compensation in 2013 totaled $14,460,873. This value is based on a combination of base salary earned, PEP earned, and the fair market value of equity on date of grant.

Compensation Element	Value	Rationale
Base Salary	$1,409,375	Mr. Fettig received a 3% increase to base salary in 2013. No increase was made in the prior year.
Short-term incentive (PEP)	$3,200,000 (128% company performance and 118% individual performance discretion applied)
Mr. Fettig’s PEP payout was based on Whirlpool’s performance against established EBIT (ongoing) and Net Cost Takeout goals, as well as his individual performance for the year. Among the individual factors taken into consideration by the Committee were:
 - Led the company to expanded operating margins, increased free cash flow and higher revenues.
 - Developed senior leadership talent and continued to strengthen executive committee succession candidates.
 - Accelerated the growth of Whirlpool’s innovation pipeline and ability to bring products to market.
 - Announced acquisition of Hefei Sanyo (pending regulatory approval) to further expand operations in the Asia region.

Other Named Executive Officers

The CEO’s recommendations for the other NEOs were based on his review of company and individual performance. The following information provides highlights of specific individual and business performance considered in the pay recommendations for the other NEOs. Included below are select accomplishments for each NEO.

Larry M. Venturelli, Executive Vice President and Chief Financial Officer

Mr. Venturelli is responsible for developing and implementing Whirlpool’s financial and accounting plans and maintaining positive relationships with investors and regulators. His 2013 achievements included:

●	Provided strong oversight for Whirlpool's two-year restructuring program.
●	Planned and executed stockholder friendly use of cash through a resumption in the share buyback program and increase in the quarterly dividend.
●	Performed financial planning for the Hefei Sanyo acquisition.
●	Using a Company multiplier of 128%, the Committee determined that Mr. Venturelli’s resulting award for 2013 performance was $726,467.

Michael A. Todman, President Whirlpool International

Mr. Todman is responsible for leading Whirlpool’s developing markets in Asia and the Latin America region. His 2013 achievements included:

●	Strong sales growth and margin improvement in Latin America Region.
●	Negotiated agreements to acquire Hefei Sanyo, and positive steps taken towards a successful integration in anticipation of favorable Chinese regulatory approval.
●	Led a global initiative to grow brand leadership across key global markets.
●	Using a Company multiplier of 128%, the Committee determined that Mr. Todman’s resulting award for 2013 performance was $1,117,477.

Marc R. Bitzer, President Whirlpool North America & EMEA

Mr. Bitzer is responsible for leading Whirlpool’s developed markets in North America and the Europe, Middle East and Africa region. His 2013 achievements included:

●	Achieved record operating results in the North America Region and led strong product and brand leadership initiatives.
●	Added scope of responsibility for Europe, Middle East, and Africa Region. Financial performance in the region improved throughout the year.
●
The Committee determined that Mr. Bitzer’s individual performance warranted a discretionary adjustment of 125% of target. Combined with the Company multiplier of 128%, Mr. Bitzer’s resulting award for 2013 performance achieved was $1,382,156.

David T. Szczupak, Executive Vice President Global Product Organization

Mr. Szczupak is responsible for leading Whirlpool’s global product organization, which includes design, engineering, procurement, and advanced manufacturing. His 2013 achievements included:

●	Led Whirlpool's Global Product leadership initiative leading to the launch of 50 innovative new products into the marketplace.
●	Drove record best levels of product quality and productivity.
●	Made significant progress in product development speed and efficiency.
●
The Committee determined that Mr. Szczupak’s individual performance warranted a discretionary adjustment of 115% of target. Combined with the Company multiplier of 128%, Mr. Szczupak’s resulting award for 2013 performance achieved was $805,950.

IV. Policies and Practices

Stock Ownership Guidelines

Stock ownership guidelines, which are approved by the Committee, support the objective of increasing the amount of Whirlpool stock owned by the company's senior leaders. Ensuring that our NEOs and other senior leaders have a significant stake in Whirlpool's long-term success aligns the interests of executives with those of our stockholders. These ownership guidelines take into account a review of competitive market practice conducted by Cook & Co. The guidelines for stock ownership are expressed as multiples of base salary and vary based on an individual's level in the organization. Ownership guidelines for the NEOs are as follows: CEO (7x), President (5x), and Executive Vice President (4x).

The guidelines state that each executive should achieve the respective level of stock ownership within five years. For these guidelines, ownership consists of shares purchased on the open market, shares owned jointly with spouses and children, shares held in the Whirlpool 401(k) Retirement Plan, shares obtained through stock option exercises (but not including unexercised stock options), stock award distributions, and vested stock units (including those on which the executive has deferred distribution).

The Committee, as well as Whirlpool's senior leadership, annually reviews each executive officer's progress towards achieving the applicable level of ownership. During the Committee's most recent review of ownership levels, it was determined that each NEO currently meets or exceeds the applicable stock ownership guideline during the stated timeframe.

Compensation Recovery Policy (Claw-back)

The PEP and omnibus stock incentive plans include “claw-back” provisions under which the repayment of awards may be required under certain circumstances. Under these plans, the Committee may require repayment of an award if the participant is terminated or otherwise leaves employment with the company within two years following the vesting date of the award and such termination of employment is in any way connected with any misconduct or violation of company policy. In April 2013, our stockholders voted to approve an Amended and Restated 2010 Omnibus Stock and Incentive Plan which contains provisions that include the potential claw-back of granted equity in the event of a material financial restatement. Moreover, these plans provide that the Committee may require repayment of awards if a participant becomes employed with a competitor within the two-year period following termination of employment, or for any other reason considered by the Committee in its sole discretion to be detrimental to the company or its interests.

Hedging and Pledging

Ownership of Whirlpool stock helps align the interests of executives with those of stockholders. In 2012, the Committee approved trading guidelines for Whirlpool stock prohibiting hedging by any employee or Director, and pledging or trading on margin by Executive Officers and Directors. The employees, Directors, and Executive Officers are also prohibited from engaging in transactions that have the effect of any of the foregoing actions.

Non-Competition / Non-Solicitation Agreements

The company maintains non-competition and non-solicitation agreements with leaders of the company, including each of our NEOs, to protect confidential information and trade secrets from unauthorized use or disclosure. Violation of these agreements may result in claw-back or forfeiture of incentive compensation awards.

Post-Employment Provisions

Our U.S.-based NEOs are eligible to receive benefits under a severance policy generally available to U.S. salaried employees. We have also entered into Compensation Benefits and Assurance Agreements with each executive officer, including each NEO, to provide benefits in the event of a qualifying termination following a Change in Control of Whirlpool. These agreements are intended to ensure that our NEOs are not deterred from exploring opportunities that will result in maximum value for stockholders, including actions that may result in a change in their position or standing within Whirlpool, and to promote orderly succession of talent and support our overall attraction and retention objectives. These agreements align Whirlpool's change in control severance program with current best practices in this area by requiring consummation of a merger or consolidation transaction to trigger the protections afforded under the program and imposing a “double-trigger” requirement under which benefits are triggered only upon the occurrence of both a change in control event and the termination of the employment relationship by Whirlpool without cause or by the executive for good reason. The agreements do not provide "golden parachute" excise tax gross-ups.

Employment Contracts

Generally, we have no employment contracts with our employees, unless required or customary based on local law or practice. We do not have an employment contract with Mr. Fettig or any of the other active Named Executive Officers.

Compensation Tax Deductibility

The Committee intends to preserve the tax deductibility of executive compensation under Section 162(m) of the Internal Revenue Code to the extent practicable while focusing on consistency with its compensation philosophy, the needs of Whirlpool, and stockholder interests. Whirlpool's stockholders have approved PEP and our omnibus stock and incentive plans that award our short-term cash and long-term incentives to executives. Many of the types of awards authorized in these stockholder-approved plans should be considered qualifying “performance-based” compensation which is excluded in the determination of the $1 million deduction limit under Section 162(m). However, the Committee retains the ability to make payments in one or more of the programs as previously discussed that may not qualify for tax deductibility under Section 162(m).

Human Resources Committee Report
The Human Resources Committee of Whirlpool’s Board of Directors reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement.
Based upon this review and discussion, the Human Resources Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Whirlpool’s Annual Report on Form 10-K for the year ended December 31, 2013, as incorporated by reference from this proxy statement.

HUMAN RESOURCES COMMITTEE
Michael D. White, Chair	William T. Kerr
Samuel R. Allen	William D. Perez

Executive Compensation Tables
Summary Compensation Table

The following table sets forth compensation information for our NEOs during the 2013, 2012, and 2011 fiscal years; however, information is not provided for Messrs. Venturelli and Drummond in 2011 because each was not a NEO during that fiscal year. The table may not reflect the actual compensation received by any NEO for the periods indicated. For example, amounts recorded in the stock awards and options columns reflect the fair market value of the awards at the award date and the targeted compensation for certain performance-based equity awards. The actual value of compensation realized by a NEO will likely vary from any targeted equity award amount due to company performance relative to established incentive award criteria, the stock price on award distribution dates, and, in the case of stock options, differences between the original stock option valuation assumptions and the stock price on exercise.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (1) ($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compensation (3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4) ($)	All Other Compensation (5) ($)	Total ($)
Jeff M. Fettig Chairman of the Board and Chief Executive Officer	2013	1,409,375	—	5,425,723	4,425,775	3,200,000	—	244,932	14,705,805
	2012	1,375,000	—	4,124,996	4,124,999	3,100,000	3,037,608	200,943	15,963,546
	2011	1,368,333	—	4,124,928	3,412,265	513,125	2,680,384	230,458	12,329,493
Larry M. Venturelli Executive Vice President and Chief Financial Officer	2013	566,667	—	646,827	646,844	726,467	71,194	69,605	2,727,604
	2012	519,792	—	1,235,283	524,984	597,760	283,121	48,286	3,209,226
Michael A. Todman President, Whirlpool International	2013	871,667	—	1,093,706	1,093,749	1,117,477	—	160,122	4,336,721
	2012	855,000	—	2,844,467	1,068,746	983,250	981,950	171,128	6,904,541
	2011	850,000	—	1,068,723	884,084	212,500	891,265	129,394	4,035,966
Marc R. Bitzer President, Whirlpool North America & EMEA	2013	862,500	—	2,219,806	1,093,749	1,382,156	168,229	123,681	5,850,121
	2012	800,000	—	2,775,710	1,000,000	1,600,000	145,148	110,596	6,431,454
	2011	791,667	—	999,936	827,207	197,917	83,583	93,040	2,993,350
David T. Szczupak Executive Vice President, Global Product Organization	2013	683,333	—	603,632	301,847	805,951	129,106	97,215	2,621,084
	2012	650,000	—	923,816	284,373	598,000	215,417	57,614	2,729,220
	2011	641,669	—	1,660,892	313,629	303,888	136,759	55,662	3,112,499
Jose A. Drummond (Former) Executive Vice President, and President Whirlpool Europe, Middle East, and Africa (6)	2013	409,572	—	633,914	317,008	—	—	3,759,724	5,120,218
	2012	850,872	—	2,516,912	326,924	921,752	—	797,726	5,414,186

(1)
Reflects fair value of target performance-based restricted stock unit awards and time-based restricted stock unit awards on the award date. See our “Share-based Incentive Plans” Note to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the applicable fiscal year for a discussion of the relevant assumptions used to account for these awards. Performance-based restricted stock units have a potential payout of 0% to 200% of the target amount. The fair values of the maximum possible performance-based restricted stock unit awards as of the award dates are as follows:

Name	2011 ($)	2012 ($)	2013 ($)
Jeff M. Fettig	8,249,856	8,249,992	10,851,446
Larry M. Venturelli	—	1,049,965	1,293,654
Michael A. Todman	2,137,446	2,137,435	2,187,412
Marc R. Bitzer	1,999,872	1,999,921	2,187,412
David T. Szczupak	758,283	568,666	603,632
Jose A. Drummond	—	828,564	633,914

For the actual number of performance-based restricted stock units earned in the 2011 period and target awards for 2012 and 2013, see the “Outstanding Equity Awards at Fiscal Year-End” table.

(2)
Reflects the fair value of stock option awards on the award date. See our “Share-based Incentive Plans” Note to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the applicable fiscal year for a discussion of the relevant assumptions used in calculating these values.

(3)	Represents the sum of cash incentive awards earned in 2013 under PEP, Whirlpool's short-term incentive program.

(4)
Reflects the change in actuarial present value of these benefits from December 31, 2012 to December 31, 2013. See the “Pension Benefits” table for the actuarial present value of these benefits. None of our NEOs received above-market earnings on their non-qualified deferred compensation accounts.

(5)	The following table presents an itemized account of the amounts shown in the “All Other Compensation” column for each NEO in 2013:

Name	Personal Use of Whirlpool Aircraft (a) ($)	Car & Driver (b) ($)	Other Perquisites (c) ($)	Insurance Premiums (d) ($)	Defined Contribution Plan Contributions (e) ($)	Relocation (f) ($)	Termination Payments (g) ($)	Total ($)
Jeff M. Fettig	62,597	—	15,886	—	166,449	—	—	244,932
Larry M. Venturelli	—	—	16,820	—	52,785	—	—	69,605
Michael A. Todman	41,867	—	20,441	—	97,814	—	—	160,122
Marc R. Bitzer	14,212	—	13,861	—	95,608	—	—	123,681
David T. Szczupak	—	—	26,879	—	70,336	—	—	97,215
Jose A. Drummond	—	86,799	—	51,375	786,550	1,163,326	1,671,674	3,759,724

(a)
Our incremental cost for personal use of Whirlpool aircraft is calculated by multiplying the aircraft's hourly variable operating cost by a trip's flight time, which includes any flight time of an empty return flight. Variable operating costs are based on industry standard rates of variable operating costs, including fuel costs, trip-related maintenance, landing/ramp fees, and other miscellaneous variable costs. On certain occasions, a spouse or other family member may accompany one of our NEOs on a flight. No additional operating cost is incurred in such situations under the foregoing methodology. We do not pay our NEOs any amounts in connection with taxes on income imputed to them for personal use of our aircraft.

(b)
For Mr. Drummond, this amount includes the incremental cost to Whirlpool for providing a car and driver for security reasons and local prevailing market practices in Brazil and a car and driver while on an expatriate assignment in Europe.

(c)
Represents the incremental cost to Whirlpool of: Whirlpool products offered at discounted prices, financial planning and tax services, personal use of property that we own or lease primarily for business purposes, comprehensive health evaluations, and home security. Individually, none of these categories of perquisites or personal benefits exceeded $25,000 for any single NEO.

(d)	Represents Whirlpool's payments to provide life, medical, and dental insurance programs to Mr. Drummond, consistent with those programs provided for individuals at his position level in Brazil.

(e)
Represents Whirlpool's contributions to the 401(k) Retirement Plan and the 401(k) Restoration Plan for our NEOs. The amount for Mr. Drummond includes Whirlpool's contributions to a defined contribution plan account maintained in Brazil as well as $724,796 in statutory employment contract severance that was also delivered into this account at the time of his termination.

(f)
For Mr. Drummond, this includes a net payment of $1,021,451 under our tax equalization program, which neutralizes the tax effect of an international transfer where the executive's income would be subject to tax in two countries. The remainder includes airfare, housing, tax assistance, shipment of goods, and other costs typical for an international assignee. Also included are costs associated with the ending of Mr. Drummond’s international assignment and subsequent repatriation to Brazil.

(g)
In 2013, Mr. Drummond's employment with Whirlpool Corporation was severed. Pursuant to the terms of a separation agreement entered into with Mr. Drummond, he received $380,982 in base salary continuation through December 30, 2013, $947,808 for non-competition and confidentiality indemnification, $215,890 as severance and associated legal costs, and $126,994 for unused vacation and holiday benefits.

(6)	Compensation values shown for Mr. Drummond in 2013 have been converted from Brazilian Reais to U.S. Dollars using a monthly currency conversion rate.

Grants of Plan-Based Awards

The following table provides additional information about plan-based compensation disclosed in the Summary Compensation Table. In February 2013, we granted short-term cash incentives to our NEOs under the PEP and long-term incentives using performance-based restricted stock units, performance cash units, restricted stock units, and non-qualified stock options under the Whirlpool Corporation 2010 Omnibus Stock and Incentive Plan. Information regarding the terms of these awards is set forth below and under the "Potential Post-Termination Payments" section later in the proxy statement.

The Committee established both target and maximum award levels of performance-based restricted stock units and performance cash units with actual awards to be determined based on the achievement of specified objectives over a three-year performance period (2013-2015). Upon completion of the performance period, the Committee will approve award amounts in February 2016, basing the number of performance-based restricted stock units and performance cash units awarded on the level of achievement of performance period objectives. These awards, once determined, vest three years from the date the terms of the award are established.

Generally, an executive must be employed by Whirlpool on the last day of the performance period in order to obtain PEP, performance-based restricted stock unit, or performance cash unit awards. However, if an executive retires after a minimum of six months of the first year of the performance period has elapsed, but prior to the end of the performance period, and at the end of the performance period the Committee determines that the performance objectives have been met, the Committee may determine to award the executive or his beneficiaries, if applicable, a portion of the award.

With respect to performance-based restricted stock unit and performance cash unit awards, if an executive dies, or becomes disabled during the performance period, the award is prorated based on the amount of service already completed over the three year performance period. With respect to restricted stock unit awards, if an executive dies, becomes disabled, or retires during the vesting period, but prior to the vesting date of the award, vesting and distribution are accelerated.

Stock option grants are issued based on performance with an exercise price equal to the closing price of Whirlpool common stock on the NYSE on the award date. The option term is ten years and options vest in three equal annual installments. If the executive dies, becomes disabled, or retires, the stock options (whether vested or unvested) become vested and may be exercised until the earlier of the expiration date and three years from the date of death or disability or five years from the date of retirement, as applicable, provided that in the event of death or disability some options provide for an exercise period of at least one year from termination due to death or disability. In other instances, vested stock options expire immediately upon termination of employment.

All of Mr. Drummond's 2013 plan-based awards and all unvested grants from prior periods were cancelled, and he received no value or benefit.

In February 2013, the Committee granted a restricted stock unit award to Mr. Bitzer under the Whirlpool Corporation 2010 Omnibus Stock and Incentive Plan for previous performance. This award will vest and be distributed in February 2016, provided Mr. Bitzer remains in the continued service of Whirlpool. Upon vesting, restricted stock units convert on a one-for-one basis to shares of common stock. There are no dividend amounts credited to the restricted stock units during the vesting period. In the event of death or disability, but prior to the vesting date of the award, vesting and distribution are accelerated. Any unvested award amounts are otherwise forfeited upon termination of employment.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)			Estimated Future Payouts Under Equity Incentive Plan Awards (#)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (1) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jeff M. Fettig
PEP - Cash (2)	—	0	2,124,375	3,983,203	—	—	—	—	—	—	—
Performance RSUs (3)	2/20/2013	—	—	—	0	50,439	100,878	—	—	—	5,425,723
Stock Options	2/20/2013	—	—	—	—	—	—	—	134,411	107.57	4,425,775
Larry M. Venturelli
PEP - Cash (2)	—	0	575,000	1,078,125	—	—	—	—	—	—	—
Performance RSUs (3)	2/18/2013	—	—	—	0	5,810	11,620	—	—	—	646,827
Stock Options	2/18/2013	—	—	—	—	—	—	—	18,858	111.33	646,844
Michael A. Todman
PEP - Cash (2)	—	0	875,000	1,640,625	—	—	—	—	—	—	—
Performance RSUs (3)	2/18/2013	—	—	—	0	9,824	19,648	—	—	—	1,093,706
Stock Options	2/18/2013	—	—	—	—	—	—	—	31,887	111.33	1,093,749
Marc R. Bitzer
PEP - Cash (2)	—	0	875,000	1,640,625	—	—	—	—	—	—	—
Performance RSUs (3)	2/18/2013	—	—	—	0	9,824	19,648	—	—	—	1,093,706
Stock Options	2/18/2013	—	—	—	—	—	—	—	31,887	111.33	1,093,749
Restricted Stock Units (4)	2/19/2013	—	—	—	—	—	—	10,000	—	—	1,126,100
David T. Szczupak
PEP - Cash (2)	—	0	552,000	1,035,000	—	—	—	—	—	—	—
Performance RSUs (3)	2/18/2013	—	—	—	0	2,711	5,422	—	—	—	301,816
Stock Options	2/18/2013	—	—	—	—	—	—	—	8,800	111.33	301,847
Restricted Stock Units (4)	2/18/2013	—	—	—	—	—	—	2,711	—	—	301,816
Performance Cash Units (5)	2/18/2013	0	301,875	603,750	—	—	—	—	—	—	—
Jose A. Drummond (6)
PEP - Cash (2)	—	0	—	—	—	—	—	—	—	—	—
Performance RSUs (3)	2/18/2013	—	—	—	0	2,847	5,694	—	—	—	316,957
Stock Options	2/18/2013	—	—	—	—	—	—	—	9,242	111.33	317,008
Restricted Stock Units (4)	2/18/2013	—	—	—	—	—	—	2,847	—	—	316,957
Performance Cash Units (5)	2/18/2013	0	310,986	621,972	—	—	—	—	—	—	—

(1)
Represents the fair value at the award date for the stock options. For the performance-based restricted stock units for each NEO, the amount represents the fair market value at the award date based upon the probable outcome of the performance conditions.

(2)
Represents estimated possible payouts of short-term incentive awards for 2013 under PEP. See the column captioned “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table for the actual payout amounts for 2013.

(3)
Represents target performance-based restricted stock unit (performance RSU) grants made in 2013. Final award determination will be made in 2016 by the Committee. Target grants may be adjusted upward or downward depending on performance.

(4)
Represents the fair value on the award date for the restricted stock unit awards granted by the Committee in February 2013. Mr. Bitzer’s grant will vest in 2016. Mr. Szczupak’s grant of 2,711 restricted stock units vests in 2014, 2015 and 2016.

(5)
Represents target performance cash unit grants made in 2013. Final award determination will be made in 2016 by the Committee. Target grants may be adjusted upward or downward depending on performance. In 2013 Mr. Szczupak received $301,875 performance cash units at target.

(6)	Mr. Drummond’s 2013 equity grants and performance cash units were cancelled, and he received no value or benefit as a result.

Outstanding Equity Awards at Fiscal Year-End

The table below lists outstanding equity grants for each NEO as of December 31, 2013. The table includes outstanding equity grants from past years, as well as the current year.

	OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (Exercisable) (#)	Number of Securities Underlying Unexercised Options (Unexercisable) (1) (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Jeff M. Fettig
Stock Options
2006	83,200	—		89.16	2/20/2016
2007	91,000	—		94.47	2/19/2017
2008	120,700	—		88.49	2/18/2018
2009	300,000	—		31.82	2/16/2019
2011	92,410	45,515		85.45	2/14/2021
2012	71,854	139,478		71.03	2/20/2022
2013	—	134,411		107.57	2/20/2023
Performance RSUs
2011						21,898(3)	3,434,920(4)
2012						58,074(5)	9,109,488
2013						50,439(6)	7,911,862
RSUs						15,787(7)	2,476,349
Larry M. Venturelli
Stock Options
2011	—	1,471		85.45	2/14/2021
2012	—	17,750		71.03	2/20/2022
2013	—	18,858		111.33	2/18/2023
Performance RSUs
2011						721(3)	113,096(4)
2012						7,391(5)	1,159,352
2013						5,810(6)	911,357
RSUs						30,000(8)	4,705,800
Michael A. Todman
Stock Options
2009	25,301	—		31.82	2/16/2019
2011	—	11,792		85.45	2/14/2021
2012	18,618	36,136		71.03	2/20/2022
2013	—	31,887		111.33	2/18/2023
Performance RSUs
2011						5,673(3)	889,867(4)
2012						15,046(5)	2,360,116
2013						9,824(6)	1,540,993
RSUs						61,755(9)	9,686,889

	OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (Exercisable) (#)	Number of Securities Underlying Unexercised Options (Unexercisable) (1) (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Marc R. Bitzer
Stock Options
2011	—	11,033		85.45	2/14/2021
2012	—	33,812		71.03	2/20/2022
2013	—	31,887		111.33	2/18/2023
Performance RSUs
2011						5,418(3)	849,867(4)
2012						14,078(5)	2,208,275
2013						9,824(6)	1,540,993
RSUs						84,332(10)	13,228,318
David T. Szczupak
Stock Options
2008	6,412	—		62.47	7/7/2018
2011	8,494	4,183		85.45	2/14/2021
2012	4,955	9,614		71.03	2/20/2022
2013	—	8,800		111.33	2/18/2023
Performance RSUs
2011						1,984(3)	311,210(4)
2012						4,003(5)	627,911
2013						2,711(6)	425,247
RSUs						25,169(11)	3,948,009

(1)
As shown in the table above, each NEO has three awards with remaining unvested stock options listed in this column. These awards represent grants from 2011, 2012, and 2013. Stock options generally vest and become exercisable in equal installments on the first, second, and third anniversary of the grant date. As of the last day of our 2013 fiscal year, the awards made in 2011 have one remaining vesting date: February 14, 2014. The awards made in 2012 have two vesting dates remaining: February 20, 2014, and February 20, 2015. The awards made in 2013 have three vesting dates remaining: February 18, 2014, February 18, 2015, and February 18, 2016. The determination for Mr. Fettig’s stock option grant was made on February 20, 2013, thus his stock options vest in 3 equal installments dated February 20, 2014, February 20, 2015, and February 20, 2016.

(2)
Represents unvested restricted stock units multiplied by the closing price of our common stock on December 31, 2013, the last trading day of the year ($156.86). The ultimate value of the awards will depend on the value of our common stock on the actual vesting date.

(3)
Represents performance restricted stock units earned for 2011 performance, but subject to time-based vesting and are unvested as of December 31, 2013. Shares of common stock were distributed on February 14, 2014.

(4)	The value of the awards vesting February 14, 2014 are as follows: Mr. Fettig, $3,034,187; Mr. Venturelli, $99,902; Mr. Todman, $786,051; Mr. Bitzer, $750,718; and Mr. Szczupak, $274,903.

(5)
Represents target performance restricted stock units granted in 2012, with a performance period of 2012-2014. Final award determination will be made after the completion of the 2014 performance year, and any distribution will be made on February 20, 2015.

(6)
Represents target performance restricted stock units granted in 2013, with a performance period of 2013-2015. Final award determination will be made after the completion of the 2015 performance year, and any distribution will be made on February 18, 2016. Mr. Fettig’s grant determination was made on February 20, 2013, and any distribution will be made on February 20, 2016.

(7)
Represents unvested time-based restricted stock units that will vest and be distributed in shares of common stock upon retirement. Units vesting upon retirement are credited with dividend equivalents until distribution.

(8)
Represents unvested time-based restricted stock units that will vest and be distributed in shares of common stock as follows: 7,500 shares on February 15, 2014 and 2016; 5,000 shares on February 20, 2015 and 2017; 5,000 shares on June 18, 2014.

(9)
Includes 36,755 unvested time-based restricted stock units that will vest and be distributed in shares of common stock upon retirement. Units vesting upon retirement are credited with dividend equivalents until distribution. Also included are 25,000 time-based restricted stock units which vest February 20, 2015, and will be distributed in equal installments in 2015 and 2016.

(10)
Includes 29,332 unvested time-based restricted stock units that will vest and be distributed in shares of common stock upon retirement. Units vesting upon retirement are credited with dividend equivalents until distribution. Also included are time-based restricted stock units which vest as follows: 12,500 on February 20, 2015; 10,000 on June 15, 2015; 10,000 on February 19, 2016, 12,500 on February 20, 2017; 10,000 on June 15, 2020.

(11)
Represents time-based restricted stock units that will vest and be distributed in shares of common stock as follows: 7,500 on February 14, 2014; 831 on February 18, 2014; 1,230 on February 20, 2014; 1,320 on February 20, 2015; 894 on February 18, 2015; 5,000 on February 20, 2015; 7,500 on February 14, 2016; and 894 on February 18, 2016.

Option Exercises and Stock Vested

The table below summarizes the value received from stock option exercises and restricted stock units vested in 2013.

Name	OPTION AWARDS		STOCK AWARDS
	Number of Shares Acquired on Exercise (1) (#)	Value Realized on Exercise (2) ($)	Number of Shares Acquired on Vesting (3) (#)	Value Realized on Vesting (4) ($)

Jeff M. Fettig	40,000	2,933,216	105,074	11,697,888
Larry M. Venturelli	26,527	1,324,325	3,068	341,560
Michael A. Todman	92,943	4,574,457	28,231	3,142,957
Marc R. Bitzer	86,998	4,762,018	26,194	2,916,178
David T. Szczupak	25,814	2,249,664	11,393	1,272,657
Jose A. Drummond	10,270	335,608	10,946	1,212,730

(1)
Option awards exercised by Mr. Fettig were granted on February 16, 2004 (40,000). Option awards exercised by Mr. Venturelli were granted on February 20, 2006 (2,153), February 19, 2007 (2,631), February 19, 2008 (3,390), February 16, 2009 (6,220), February 14, 2011 (2,987), and February 20, 2012 (9,146). Option awards exercised by Mr. Todman were granted on February 20, 2006 (19,200), February 19, 2007 (19,100), February 19, 2008 (30,700), and February 14, 2011 (23,943). Option awards exercised by Mr. Bitzer were granted on February 16, 2004 (3,563), February 20, 2006 (6,932), February 19, 2007 (9,145), February 18, 2008 (11,596), February 16, 2009 (15,939), February 14, 2011 (22,403), and February 20, 2012 (17,420). Option awards exercised by Mr. Szczupak were granted on February 16, 2009 (25,814). Option awards exercised by Mr. Drummond were granted on February 14, 2011 (4,575); and February 20, 2012 (5,695).

(2)
The dollar value realized on the exercise of stock options represents the pre-tax difference (fair market value of Whirlpool common stock on the exercise date minus the exercise price of the option) multiplied by the number of shares of common stock covered by the stock options held by the respective NEO.

(3)	Reflects vesting of restricted stock unit awards as shown below.

Name	2010 Performance Restricted Stock Unit Awards	Restricted Stock Unit Awards	Total Shares Vested
Jeff M. Fettig	105,074	—	105,074
Larry M. Venturelli	3,068	—	3,068
Michael A. Todman	28,231	—	28,231
Marc R. Bitzer	26,194	—	26,194
David T. Szczupak	9,848	1,545	11,393
Jose A. Drummond	9,380	1,566	10,946

(4)
The dollar value realized represents the pre-tax value received by each NEO upon the vesting of the stock unit awards. The value realized is based on the closing stock price of Whirlpool stock on the NYSE on the vesting date.

Pension Benefits

Defined Benefit Plans
Messrs. Fettig, Venturelli, and Todman accrued benefits under the Whirlpool Employees Pension Plan (“WEPP”) and the associated Whirlpool Retirement Restoration Plan (the “Pension Restoration Plan”) through December 31, 2006, when plan benefits were frozen. Messrs. Fettig, Venturelli, Todman, Bitzer, and Szczupak, participated in the Supplemental Executive Retirement Plan (“SERP”). These plans provide a defined benefit upon retirement relative to salary and annual cash incentives earned during the employment period. The following table describes the estimated actuarial present value of accrued pension benefits through the end of our 2013 fiscal year for each of our NEOs listed in the table. Messrs. Fettig, Todman, and Szczupak are eligible for retirement benefits as of the last day of our 2013 fiscal year. The number of years of service credited to each NEO equals the NEO's length of eligible service with Whirlpool. Whirlpool currently has a policy against crediting additional years of service under its pension plans.

WEPP is a qualified plan that provided all eligible employees, which included most Whirlpool salaried employees in the United States, with a defined pension benefit upon reaching retirement eligibility. For benefits under WEPP, the formula is:

2% x years of credited service x average base salary
In this formula:

•
“years of credited service” for salaried employees is generally based on hours worked as a salaried employee and also includes hours paid but not worked (such as vacations and holidays), hours of military service required to be recognized under federal law, and hours for up to 24 months of long-term disability;

•
“average base salary” generally means the average of base salary in effect during the 60 sequential (but not necessarily consecutive) full calendar months of a participant's last 120 or fewer consecutive full calendar months of service before retirement or other termination of service that will produce the largest average monthly amount; and

•	the maximum number of years of service credited under the plan is 30 years.

Retirement benefits under this formula are limited by the Internal Revenue Code. Benefits can be paid to plan participants in a variety of annuity forms or as a lump sum amount. The benefits payable to our NEOs from this plan were frozen as of December 31, 2006.

After reaching age 55 and completing five years of service with Whirlpool, salaried participants in this plan are eligible for early retirement benefits under the plan. Benefits paid prior to age 65 are reduced. The factors used to determine this reduction vary with the participant's age. For example, for salaried participants whose benefits have vested and who retire from active service at age 55, their retirement benefits are reduced to 55% of the full retirement benefit payable at age 65. As of the close of our 2013 fiscal year, Messrs. Fettig and Todman are eligible for retirement benefits under WEPP.

Under the Pension Restoration Plan, the retirement eligibility and benefit formula are the same as under WEPP, except that in this plan statutory benefit limitations are not applied in calculating benefits under the formula. With respect to our NEOs who participate in this plan, payments under this plan are made in accordance with their distribution elections. Participants in this plan may select among the following payment distribution options: lump sum seven months following termination, lump sum in April following the first anniversary of termination, or ten annual installments commencing seven months after termination. The benefits payable to our NEOs from this plan were frozen as of December 31, 2006.

SERP is a non-qualified plan that provides benefits in excess of Internal Revenue Code limitations under WEPP. SERP provides a benefit based on annual cash incentive compensation which supplements the benefit calculated on base salary under WEPP. With respect to benefits under SERP, the formula is:

2% x years of credited service x average of the highest 5 PEP awards received over the last ten years

In this formula:

•	“years of credited service” has the same meaning as it does under WEPP described above; and

•	the maximum number of years of service credited under the plan is 30 years.

After completing five years of service, our NEOs are eligible for benefits under SERP upon termination of employment for any reason except a termination for cause, provided they have received one or more PEP awards within the last ten calendar years preceding their termination of employment. Participants in this plan may select among the following payment distribution options: lump sum seven months following termination, lump sum in April following the first anniversary of termination, or ten annual installments commencing seven months after termination.

The actuarial present values of benefits under these plans are calculated in accordance with the following assumptions: (1) discount rate: 2013 - 5.00% and 2012 - 4.05%; (2) assumed retirement age: 65; (3) no pre-retirement decrements; (4) assumed form of payment: lump sum, determined as equal to the present value of the life annuity provided by the plans' formulas and calculated based on the plans' provisions, including an interest rate based on high-quality corporate bond yields (assumed to be 5.00%) and mortality assumption that is based on the RP-2000 Table. The actuarial increase during our 2013 fiscal year of the projected retirement benefits can be found in the Summary Compensation Table in the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column (all amounts reported under that heading represent actuarial increases in our plans).

Whirlpool contributions to these plans are reported in the Summary Compensation Table and its accompanying footnotes.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)		Payments During Last Fiscal Year ($)
Jeff M. Fettig	WEPP	26		872,278	—
	DB Restoration	26		2,736,226	—
	SERP	30		13,310,530	—
			Total	16,919,034
Larry M. Venturelli	WEPP	5		119,655	—
	DB Restoration	5		4,052	—
	SERP	12		702,372	—
			Total	826,079
Michael A. Todman	WEPP	14		453,092	—
	DB Restoration	14		721,594	—
	SERP	21		3,305,547	—
			Total	4,480,233
Marc R. Bitzer	WEPP	—		—	—
	DB Restoration	—		—	—
	SERP	5		451,062	—
			Total	451,062
David T. Szczupak	WEPP	—		—	—
	DB Restoration	—		—	—
	SERP	6		548,325	—
			Total	548,325

Defined Contribution Plans

The Whirlpool 401(k) Retirement Plan provides a defined contribution retirement benefit qualified under Section 401(k) of the Internal Revenue Code. This plan offers participants a pre-tax retirement savings vehicle plus employer contributions that encourage participant retirement savings and provide additional assets for employees' retirement. Most U.S.-based employees of Whirlpool, including the NEOs, are eligible to participate in this plan, although different levels of employer contributions apply to different groups. This plan provides an automatic employer contribution of 3% of pay. The 401(k) plan provides for an employer match of up to 4% of pay, provided that participants contributed at least 5% of pay on a pre-tax basis to the plan and subject to contribution and benefit limitations under the Internal Revenue Code.

Mr. Drummond participated in a defined contribution pension plan in Brazil. The plan offers participants a retirement savings vehicle plus employer contributions to encourage participant savings and provide additional assets for retirement, as well as certain death and disability benefits. Under the plan, a participant may elect, on an annual basis, to contribute up to a maximum of 5.5% of monthly salary into the plan. Based on the age of the employee, Whirlpool makes an employer contribution within a range of 50% to 200% of the employee's contribution level, but in no case less than 1% of the employee's salary. The plan benefit upon retirement is based on the level of contributions over the participant's period of participation in the plan. As the participant's account is comprised of both individual and employer contributions, restrictions apply to the respective balances for any in-service withdrawals and distributions commencing upon resignation.

Non-Qualified Deferred Compensation

The table below provides information about the non-qualified defined contribution deferred compensation plans in which our NEOs participate. Some of our U.S.-based NEOs participate in the Whirlpool Corporation Executive Deferred Savings Plan (“EDSP I”) and the Whirlpool Corporation Executive Deferred Savings Plan II (“EDSP II”). EDSP I was designed to provide executives with pre-tax deferral opportunities beyond those offered by the Whirlpool 401(k) Retirement Plan. Participants may no longer make deferrals to EDSP I. EDSP II became effective January 1, 2005, to comply with the requirements of Section 409A of the Internal Revenue Code.

EDSP II includes two components: the traditional component is known as EDSP II and the added component is known as the Whirlpool Executive Restoration Plan (the “401(k) Restoration Plan”). The traditional EDSP II is designed to provide executives with pre-tax deferral opportunities beyond those offered by the Whirlpool 401(k) Retirement Plan and the 401(k) Restoration Plan. Eligible executives may elect to contribute up to 75% of their short-term incentives and long-term incentives under this component. For our NEOs, the 401(k) Restoration Plan treats base salary as the only form of compensation eligible for deferral under the plan.

An EDSP I participant may elect distribution following termination of employment in the form of a lump sum or in a number of monthly installments designated by the participant. A participant in EDSP II may select among the following post-termination distribution options: lump sum seven months following termination, lump sum in April following the first anniversary of termination, or ten annual installments commencing seven months following termination. EDSP I and EDSP II (including both the traditional component and the 401(k) Restoration Plan component) are unfunded non-qualified plans that are secured by our general assets. Amounts deferred are credited to recordkeeping accounts for participants, and the recordkeeping balances are credited with earnings and losses measured by investments generally similar to those selected by executives and available in the Whirlpool 401(k) Retirement Plan. Participants may not make withdrawals during their employment, except in the event of hardship, as approved by the Committee.

Name	Executive Contributions in Last FY (1) ($)	Registrant Contributions in Last FY (2) ($)	Aggregate Earnings in Last FY (3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE (4) ($)
Jeff M. Fettig
EDSP I	—	—	1,075,460	—	3,375,322
EDSP II	—	—	6,353,557		17,515,869
401(k) Restoration	47,469	148,599	292,961	—	1,282,889
Total	47,469	148,599	7,721,978	—	22,174,080
Larry M. Venturelli
EDSP I	—	—	—	—	—
EDSP II	—	—	587,104	—	2,115,565
401(k) Restoration	5,476	34,934	78,437	—	384,764
Total	5,476	34,934	665,541	—	2,500,329
Michael A. Todman
EDSP I	—	—	261,818	—	1,076,105
EDSP II	—	—	56,544	—	258,660
401(k) Restoration	21,048	79,964	62,007	—	450,812
Total	21,048	79,964	380,369	—	1,785,577
Marc R. Bitzer
EDSP I	—	—	—	—	—
EDSP II	—	—	—	—	—
401(k) Restoration	25,625	77,758	47,966	—	362,862
Total	25,625	77,758	47,966	—	362,862
David T. Szczupak
EDSP I	—	—	—	—	—
EDSP II	—	—	—	—	—
401(k) Restoration	11,587	52,486	26,223	—	240,027
Total	11,587	52,486	26,223	—	240,027

(1)
The amount of the contributions made by each NEO, as reported above, is also included in each NEO's compensation reported under the Summary Compensation Table, either as “Salary,” “Non-Equity Incentive Plan Compensation,” or “Stock Awards.”

(2)
Represents the amount of the contributions made by Whirlpool to each NEO under the 401(k) Restoration Plan. These amounts are also reflected in the “All Other Compensation” column of the Summary Compensation Table.

(3)	The aggregate earnings (and losses) are not reported in the Summary Compensation Table.

(4)
The aggregate balance at December 31, 2013, as reported above, reflects amounts that are either currently reported or were previously reported as compensation in the Summary Compensation Table for 2013 or prior years, except for the aggregate earnings on deferred compensation.

Potential Post-Termination Payments

The tables below describe compensation and benefits payable to each of our NEOs in each of the following circumstances: involuntary termination by Whirlpool for cause, involuntary termination by Whirlpool without cause, resignation, retirement, death, disability, and change in control (with and without a qualifying termination). The amounts shown in the tables below assume that termination of employment or a change in control occurred as of December 31, 2013, and estimate certain amounts which would be paid to our NEOs upon the specified event. The amounts shown in the tables below are calculated using the December 31, 2013 closing stock price. Due to the number of factors that affect the nature and amounts of compensation and benefits provided upon the events discussed below, the actual amounts paid or distributed may be different. Factors that could greatly affect these amounts include the timing during the year of any such event, Whirlpool's stock price, and the NEO's age.

The narrative disclosure and tables below describe and quantify the compensation and benefits that are paid in addition to compensation and benefits generally available to salaried employees. Examples of compensation and benefits generally available to salaried employees, and thus not included below, are distributions under the Whirlpool 401(k) Retirement Plan, accrued vacation pay, amounts payable under the U.S. salaried employee severance plan and, in certain circumstances, vested equity.

Also, information previously disclosed under the “Pension Benefits” and “Non-Qualified Deferred Compensation” tables is not repeated, except to the extent that the amounts payable to the NEO would be enhanced by the termination event described.

Involuntary Terminations and Resignation

Generally, we provide no additional benefits to any of our NEOs in the event that the NEO resigns from Whirlpool. We do not have employment agreements with any of our U.S.-based NEOs that would provide benefits in the event that we terminate the NEO's employment involuntarily for cause. Mr. Drummond received a special lump sum severance payment equal to 13 months of his base salary upon contract termination by Whirlpool, under the terms of his employment agreement. In addition, under Brazilian law, Mr. Drummond was entitled to certain statutory severance benefits upon termination by the company. Under our long-term incentive programs, resignation and involuntary termination result in forfeiture of performance-based restricted stock units and performance cash units, as well as all unvested, and vested but unexercised, options. Certain legacy time-based restricted stock units accelerate upon an involuntary termination without cause. Generally, in the event we terminate the employment of an NEO involuntarily without cause, the payment of the value of these unvested time-based restricted stock units is the only benefit to which the NEO is entitled. The Committee may, in its discretion, approve severance benefits designed to mitigate economic injury to the NEO as a direct result of involuntary termination.

Retirement

As of the last day of our 2013 fiscal year, Messrs. Fettig, Todman, and Szczupak were retirement eligible. If any of our other NEOs chose to “retire” as of the last day of our 2013 fiscal year, the effect of that “retirement” would be the same as if the NEO had resigned, as described immediately above. The following quantification of estimated compensation and benefits payable at retirement, as well as the accompanying narrative disclosure, assumes that each of our NEOs was retirement-eligible as of the end of our 2013 fiscal year.

In the event of retirement, our NEOs may be entitled to certain short-term and long-term incentive awards. The possible short-term incentive payout, if approved by the Committee, would consist of a prorated cash payout under PEP for the fiscal year in which the NEO retires, provided that the objective performance goal for that year is met. Proration is based on the ratio of the number of days worked during the performance period to the total number of days in the performance period. The Committee met on February 17, 2014, and determined the PEP awards earned for 2013. A NEO who retired during 2013 would receive a payout based on the amounts approved by the Committee.

For the purposes of the table below and consistent with our assumption that each of our NEOs is retirement-eligible, we include a value showing the full vesting of certain unvested long-term incentive awards. A retirement-eligible NEO would receive accelerated vesting of all applicable unvested stock option awards upon retirement. Stock options must be exercised within five years of retirement or before the original expiration date or the unexercised stock options will be cancelled. Depending on the type of award, restricted stock units may accelerate or be forfeited upon retirement.

With respect to performance-based restricted stock units and performance cash unit awards, provided that the objective performance goal is met, a retirement-eligible NEO receives a prorated award based on his period of service during the performance period, if the NEO retires at least six months into, but prior to the completion of, the performance period. If the NEO retires at least one year after the beginning of the performance period, the NEO receives the full amount of the award. In either case, the amount of the award received is based on actual performance as determined by the Committee following completion of the performance period. The amount of any 2013 performance awards which are earned upon retirement will be determined by the Committee in 2016.

Death and Disability

In the event of death or disability, an NEO may receive an award under PEP at the discretion of the Committee, provided that the objective performance goal is met and that the award shall be based on the actual amount the NEO would have received if the performance period had been completed.

Upon the death or disability of one of our NEOs, performance-based restricted stock unit and performance cash unit awards granted in 2013 would be prorated based on the NEO's period of service during the performance period. Performance-based restricted stock unit and performance cash unit awards granted in 2011 fully vest in the event of death or disability. In either case, the amount of the award received is based on actual performance as determined by the Committee following completion for the performance period. The amount of any 2013 performance awards payable in the event of death or disability will be determined by the Committee in 2016. Depending on the type of award, restricted stock unit awards may vest or be forfeited in the event of death or disability prior to vesting.

The vesting of stock options accelerates upon death or disability. In the event of disability, stock options must be exercised by the earlier of three years from the date of termination due to disability and the expiration date. In the event of death, stock option awards granted in 2012 and prior years provide that options must be exercised by the earlier of the third anniversary of death or the one year anniversary of the expiration date. Stock option awards granted in 2013 provide for exercise of options by the earlier of the third anniversary of death or the expiration date (whichever occurs first). Options which are not exercised within the applicable period are cancelled. In no event may an option be exercised within one year of the grant date.

The following table shows the possible payouts to each of our NEOs for the specified type of employment termination. As detailed above, the values for the retirement portion of the table assume that our NEOs were retirement-eligible as of the last day of the 2013 fiscal year. The designated beneficiaries of our U.S.-based NEOs would receive the same life insurance benefits generally available to all salaried employees. The company paid premiums for a life insurance policy for Mr. Drummond, which is consistent with benefits typically provided to Brazilian executives.

Name	RESIGNATION	INVOLUNTARY TERMINATION		RETIREMENT						DISABILITY	DEATH
	($)	With Cause ($)	Without Cause ($)	Short-term Incentives	Long-term Incentives				TOTAL ($)	TOTAL ($)	TOTAL ($)
				PEP ($)	Performance RSUs (1) ($)	Performance Cash ($)	Stock Options (2) ($)	RSUs ($)
Jeff M. Fettig	—	—	2,476,349	3,200,000	20,456,269	—	21,846,741	2,476,349(3)	47,979,359	39,668,289	39,668,289
Larry M. Venturelli	—	—	—	726,467	2,183,805	61,733	2,487,132	—	5,459,137	8,386,615	8,386,615
Michael A. Todman	—	—	5,765,389	1,117,477	4,790,975	—	5,395,435	5,765,389(3)	17,069,276	19,176,847	19,176,847
Marc R. Bitzer	—	—	4,601,018	1,382,156	4,599,135	—	5,141,766	4,601,018(3)	15,724,075	22,587,955	22,587,955
David T. Szczupak	—	—	—	805,950	1,364,368	761,804	1,524,542	810,809	5,267,473	7,615,934	7,615,934
Jose A. Drummond	1,671,674(4)	—	—	—	—	—	—	—	—	—	—

(1)	These amounts assume that the 2012 and 2013 performance RSU grants meet their objective performance goals and pay out at target in 2015 and 2016 respectively.

(2)	These amounts assume options are exercised on December 31, 2013.

(3)	These amounts reflect awards that vest only at retirement after age 60.

(4)	This amount reflects Mr. Drummond's termination and associated severance payment.

Change in Control

Upon the occurrence of a qualifying termination following a change in control, our NEOs may receive accelerated vesting and payout of previously unvested, performance cash units, performance-based restricted stock units, stock options, and restricted stock units under the terms of those awards. In the event a successor corporation does not assume or substitute for unvested equity awards those awards may accelerate vesting and become exercisable. Certain legacy restricted stock unit awards with extended vesting periods would accelerate and be paid out upon a change in control. The values of these legacy awards as of December 31, 2013 are as follows: Mr. Fettig, $2,476,349; Mr. Venturelli, $784,300; Mr. Todman, $5,765,389; and Mr. Bitzer, $4,601,018.

As provided in the table below, additional equity awards become payable only upon a qualifying termination following a change in control. In addition, we have change in control agreements with NEOs. A “change in control” in accordance with these agreements is generally defined to include the acquisition by any person or group of 30% or more of Whirlpool's voting securities, a change in the composition of the Board such that the existing Board or persons who were approved by a majority of directors or their successors on the existing Board no longer constitute a majority, and consummation of a merger or consolidation of Whirlpool. These agreements contain a “best net” approach to address the potential for any excise tax to be imposed for severance payments and benefits that would constitute an “excess parachute payment” under Section 4999 of the Internal Revenue Code. We will not provide a gross-up payment and will instead reduce payments to the NEO such that the aggregate amount equals the maximum amount that can be paid without triggering imposition of the excise tax, if the net amount received by the NEO on an after-tax basis would be greater than it would be absent such a reduction.

Under these agreements, benefits are payable to our NEOs after a change in control, but only after a qualifying termination occurs. Qualifying terminations include: involuntary termination of the NEO by Whirlpool; voluntary termination by the NEO for good reason, as defined in the agreement; or a material breach of the change in control agreement by Whirlpool.

Cash severance arising from these change in control agreements is paid out in a lump sum payment equal to:

•	the NEO's unpaid base salary;

•	unreimbursed business expenses; and

•	all other items earned by and owed to the NEO through and including the date of the termination.

These agreements also provide for the lump sum cash payment of:

•
for Messrs. Fettig, Todman and Bitzer, the greater of three times the NEO's base salary on the date of the termination or the NEO's base salary at any time during the 12 months prior to the change in control; for Messrs. Venturelli and Szczupak, the greater of two times the NEO's base salary on the date of the termination or the NEO's base salary at any time during the 12 months prior to the change in control;

•
for Messrs. Fettig, Todman and Bitzer, the greater of three times the current target bonus opportunity (in terms of a percentage of base salary) under PEP or the NEO's highest target bonus opportunity at any time during the 12 months prior to the change in control; for Messrs. Venturelli and Szczupak, the greater of two times the current target bonus opportunity (in terms of a percentage of base salary) under PEP or the NEO's highest target bonus opportunity at any time during the 12 months prior to the change in control; and

•
the greater of the NEO's pro rata target bonus opportunity (in terms of a percentage of base salary) under PEP or the highest target bonus opportunity at any time during the 12 months prior to the change in control, or the actual bonus earned through the date of the termination under PEP based on the NEO's current level of goal achievement.

Our NEOs are also entitled to receive continued health and life benefits for 18 months in connection with a termination after a change in control. The severance benefits provided to the NEOs in the event of a change in control include an amount, payable at the same time and in the same form as if paid from the non-qualified defined benefit pension plans, equal to the additional benefits to which the NEO would be entitled under our non-qualified defined benefit pension plans if the NEO's benefits had fully vested.

The continuation of the NEO's benefits will be calculated at the same cost and at the same level of coverage as in effect on the date of termination.

The amount of cash severance and benefits will be offset by any other severance-type payments the NEO may be eligible or entitled to receive from any other sources.

The following table shows possible payouts to our NEOs as of December 31, 2013, triggered upon the occurrence of a change in control and a subsequent qualifying termination.

Name	CHANGE IN CONTROL WITH QUALIFYING TERMINATION
	EQUITY PAYOUTS TOTAL ($)	Cash Compensation			Health, Welfare and Other Benefits ($)	Enhanced Pension Benefits ($)	Incremental Excise Tax Gross-Up ($)	TOTAL ($)
		Severance Payments ($)	Annual Incentives ($)	Long-term Incentive Cash
Jeff M. Fettig	44,779,359	10,570,313	3,200,000	—	17,499	—	—	58,567,171
Larry M. Venturelli	5,455,237	2,266,668	726,467	61,733	13,467	—	—	8,523,572
Michael A. Todman	15,951,799	5,230,002	1,117,477	—	14,925	—	—	22,314,203
Marc R. Bitzer	14,341,919	5,175,000	1,382,156	—	20,784	—	—	20,919,859
David T. Szczupak	3,699,719	2,459,999	805,950	761,804	3,276	—	—	7,730,748

Item 2 – Advisory Vote to Approve Whirlpool's Executive Compensation
The Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Securities Exchange Act of 1934 enable our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our Named Executive Officers ("NEOs") as disclosed in this proxy statement.
As discussed in detail above under the caption “Compensation Discussion and Analysis,” we are dedicated to global leadership and to delivering superior stockholder value. To achieve our objectives, we have developed and employ a pay-for-performance philosophy based on the following guiding principles:

•	Compensation should be incentive-driven with both a short-term and long-term focus

•	A significant portion of pay should be performance-based, with the proportion varying in direct relation to an executive's level of responsibility

•	Components of compensation should be linked to the drivers of stockholder value over the long-term

•	Components of compensation should be tied to an evaluation of business results and individual performance

In support of our pay-for-performance philosophy, performance-based compensation in the form of short-term and long-term incentives constituted over 90% of 2013 total target compensation for our CEO and an average of 80% of 2013 total target compensation for our other NEOs.

Our policies and provisions that are intended to support best practices in executive compensation include, among others:

•	Elimination of "golden parachute" excise tax gross-ups and adoption of double-trigger change in control equity vesting

•	Approval of trading guidelines for Whirlpool stock prohibiting hedging by any employee or Directors and pledging or trading on margin for executive officers and Directors

•	Adoption of significant stock ownership guideline levels to reinforce the link between the interests of our NEOs (7x for our CEO) and those of stockholders

•	Implementation of claw-back provisions in both our Performance Excellence Plan (“PEP”) and omnibus stock incentive plans under which the repayment of awards may be required in certain circumstances

•	Decision making by a fully independent compensation committee advised by an independent compensation consultant that only provides services to such committee

For the reasons discussed above, we are asking our stockholders to indicate their support for our NEO compensation as described in this proxy statement by voting “FOR” the following resolution. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement.
RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in Whirlpool Corporation's Proxy Statement for the 2014 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table, and the other related tables and disclosure.

This vote is advisory, and therefore not binding on Whirlpool, the Board, or the Human Resources Committee. The Board and the Human Resources Committee value the opinions of Whirlpool's stockholders and, to the extent there is any significant vote against the NEO compensation as disclosed in this proxy statement, we will consider such stockholders' concerns and the Human Resources Committee will evaluate whether any actions are necessary to address those concerns.

The Board of Directors recommends a vote FOR Item 2 for the approval of the compensation of Whirlpool's NEOs, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

Related Person Transactions
The Board has adopted written procedures relating to the Corporate Governance and Nominating Committee’s review and approval of transactions with related persons that are required to be disclosed in proxy statements by Securities and Exchange Commission regulations (“related person transactions”). A “related person” is defined under the applicable Securities and Exchange Commission regulation and includes our directors, executive officers, and owners of 5% or more of our common stock. The Corporate Secretary administers procedures adopted by the Board with respect to related person transactions and the Corporate Governance and Nominating Committee reviews and approves all such transactions. At times, it may be advisable to initiate a transaction before the Corporate Governance and Nominating Committee has evaluated it, or a transaction may begin before discovery of a related person’s participation. In such instances, management consults with the Chairman of the Corporate Governance and Nominating Committee to determine the appropriate course of action. Approval of a related person transaction requires the affirmative vote of the majority of disinterested directors on the Corporate Governance and Nominating Committee. In approving any related person transaction, the Corporate Governance and Nominating Committee must determine that the transaction is fair and reasonable to Whirlpool. The Corporate Governance and Nominating Committee periodically reports on its activities to the Board. The written procedures relating to the Corporate Governance and Nominating Committee’s review and approval of related person transactions is available on our website: www.whirlpoolcorp.com, scroll over the “Leadership” dropdown menu, then “Board of Directors,” then “Corporate Governance Guidelines and Policies,” then click on “Procedures for Evaluating Related Person Transactions.”

Human Resources Committee Interlocks and Insider Participation
During fiscal 2013, Messrs. Allen, Kerr, Marsh, Perez, and White served as members of the Human Resources Committee. No member of the Human Resources Committee was at any time during 2013 an officer or employee of Whirlpool and no member of the Human Resources Committee has formerly been an officer of Whirlpool. In addition, no “compensation committee interlocks” existed during fiscal year 2013.

Equity Compensation Plan Information
The following table presents information as of December 31, 2013, with respect to Whirlpool’s compensation plans under which equity securities are authorized for issuance.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (1)
Equity compensation plans approved by security holders	3,456,824(2)	77.87(3)	8,476,974
Equity compensation plans not approved by security holders	-	-	-
Total	3,456,824	77.87	8,476,974

(1)
Excluding securities in the “Number of securities to be issued upon exercise of outstanding options, warrants and rights” column. Represents shares available under Whirlpool’s Amended and Restated 2010 Omnibus Stock and Incentive Plan.

(2)
This amount includes 2,255,200 shares subject to outstanding stock options with a weighted average remaining contractual term of 6.7 years and 1,201,624 shares subject to outstanding restricted stock units.

(3)	The weighted-average exercise price information does not include any outstanding restricted stock units.

Matters Relating to Independent Registered Public Accounting Firm
Fees
In the years indicated, Ernst & Young LLP billed Whirlpool the following fees (in millions):

	Year ended December 31,
	2012	2013
Audit Fees	$10.0	$10.0
Audit-Related Fees	$0.4	$0.5
Tax Fees	$3.4	$3.8
All Other Fees	$0.0	$0.0
Total	$13.8	$14.3

Audit-related fees are principally comprised of fees for services provided in connection with employee benefit plan audits and consultation with management as to the accounting or disclosure treatment of various transactions or events. Tax fees are principally comprised of fees for services provided in connection with worldwide tax planning and compliance services, and assistance with tax audits and appeals.

Advance Approval Policy for Independent Registered Public Accounting Firm Services
Pursuant to its written charter, the Audit Committee, or a subcommittee thereof, is responsible for approving in advance all audit, internal control-related, and permitted non-audit services the independent registered public accounting firm performs for us. In recognition of this responsibility, the Audit Committee has established a policy to approve in advance all audit, permissible non-audit, and internal control-related services the independent registered public accounting firm provides. Prior to engagement of the independent registered public accounting firm for the next year’s audit, management submits to the Audit Committee a request for approval of services expected to be rendered during that year. This request outlines each of the four categories listed above, and the Audit Committee approves these services by category. The fees are budgeted and the Audit Committee requires the independent registered public accounting firm and management to report actual fees versus the budget at least once per year (additionally if fees exceed pre-approved amounts) by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original advance approval. In those instances, the Audit Committee requires specific approval in advance before engaging the independent registered public accounting firm. The Audit Committee may delegate authority to make advance approval to one or more of its members. The member or members to whom such authority is delegated must report, for information purposes only, any such approval decisions to the Audit Committee at its next scheduled meeting. A copy of the Audit Committee Pre-Approval Policy for Independent Registered Public Accounting Firm Services appears on Whirlpool’s website: www.whirlpoolcorp.com, scroll over the “Leadership” dropdown menu, then “Board of Directors,” then “Corporate Governance Guidelines and Policies,” then click on “Audit Committee Pre-Approval Policy.”

Audit Committee Report
The Audit Committee provides independent oversight of Whirlpool’s accounting functions and monitors the objectivity of the financial statements prepared under the direction of Whirlpool’s management. In addition, the Audit Committee retains our independent registered public accounting firm; reviews major accounting policy changes by Whirlpool; reviews and approves the scope of the annual internal and independent audit processes; reviews and monitors our assessment of internal controls; approves in advance audit, permitted non-audit, and internal control-related services provided by the independent registered public accounting firm; approves all fees paid to the independent registered public accounting firm; and monitors our activities designed to assure compliance with legal and regulatory requirements as well as Whirlpool’s ethical standards. The Audit Committee is composed of directors who have been determined by the Board to be “independent” and “financially literate” pursuant to the NYSE listing requirements. The Audit Committee operates under a written charter adopted by our Board.
The Audit Committee has reviewed our audited consolidated financial statements for 2013 with management, and management has represented to the Audit Committee that these financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee discussed with management the quality and the sufficiency of the accounting principles employed, including all critical accounting policies used in the preparation of the financial statements and related notes, the reasonableness of judgments made, and the clarity of the disclosures included in the statements.
The Audit Committee also reviewed our consolidated financial statements for 2013 with Ernst & Young LLP ("Ernst & Young"), our independent registered public accounting firm for 2013, which is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States. Further, the Audit Committee reviewed with Ernst & Young its judgment as to the quality, not just the acceptability, of Whirlpool’s accounting principles. In addition, the Audit Committee met with Ernst & Young, with and without management present, to discuss the results of its examinations, its evaluations of our internal controls, and the overall quality of our financial reporting. The Audit Committee met eight times during the fiscal year ended December 31, 2013.
The Audit Committee has received the written disclosures and the Rule 3526 letter from Ernst & Young required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, as modified or supplemented, and has discussed with Ernst & Young its independence. The Audit Committee considered the compatibility of non-audit services Ernst & Young provided to us with Ernst & Young’s independence. Finally, the Audit Committee discussed with Ernst & Young the matters required to be discussed under the Public Company Accounting Oversight Board Auditing Standard No. 16, Communications with Audit Committees (AS 16).
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, the inclusion of the consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2013, for filing with the Securities and Exchange Commission. The Audit Committee has selected Ernst & Young as our independent registered public accounting firm for 2014.

AUDIT COMMITTEE
Gary T. DiCamillo, Chair	William T. Kerr
Michael F. Johnston	John D. Liu

Item 3 – Ratification of the Appointment of Ernst & Young LLP as Whirlpool's Independent Registered Public Accounting Firm
RESOLVED, that the appointment of Ernst & Young LLP to audit the Consolidated Financial Statements and related internal control over financial reporting of Whirlpool and its subsidiaries for fiscal 2014, made by the Audit Committee with the concurrence of the Board, is hereby ratified.
The Audit Committee has appointed, and the Board has concurred subject to stockholder ratification, Ernst & Young LLP to audit and report on the Consolidated Financial Statements and related internal control over financial reporting of Whirlpool and its subsidiaries for fiscal 2014. Ernst & Young LLP served as Whirlpool’s independent registered public accounting firm for fiscal 2013.
Before making its determination on appointment, the Audit Committee carefully considers the qualifications and competence of candidates for the independent registered public accounting firm. For Ernst & Young LLP, this has included a review of its performance in prior years, its independence and processes for maintaining independence, the results of the most recent internal quality control review or Public Company Accounting Oversight Board inspection, the key members of the audit engagement team, the firm’s approach to resolving significant accounting and auditing matters including consultation with the firm’s national office, as well as its reputation for integrity and competence in the fields of accounting and auditing.
Representatives of Ernst & Young LLP will attend the annual meeting of stockholders and may make a statement if they wish. They will be available to answer appropriate questions at the annual meeting. To pass, this proposal requires the affirmative vote of a majority of the outstanding common stock present in person or by proxy at the annual meeting and entitled to vote. In the event that the selection of Ernst & Young LLP is not ratified by the stockholders, the Audit Committee will take that event into account in connection with any future decisions as to the selection of a firm to serve as Whirlpool’s independent registered public accounting firm, although by law the Audit Committee has final authority over the determination of whether to retain Ernst & Young LLP or another firm at any time.

The Board of Directors recommends that stockholders vote FOR Item 3, which ratifies the selection of Ernst & Young LLP as the independent registered public accounting firm for Whirlpool and its subsidiaries for fiscal 2014.

Item 4 - Management's Proposal to Approve the Whirlpool Corporation 2014 Executive Performance Excellence Plan

RESOLVED, that the Whirlpool Corporation 2014 Executive Performance Excellence Plan is hereby approved for five years.
General Description
The Whirlpool Corporation 2014 Executive Performance Excellence Plan (the “PEP Plan”) is an annual bonus plan for executive officers that replaces the performance excellence plan applicable to salaried employees generally, including executive officers, that was first adopted in 1989 (the “Prior PEP Plan”). The Whirlpool Board of Directors (the "Board") and the stockholders renewed the Prior PEP Plan in 1994, 1999, 2004 and 2009 in order to preserve Whirlpool’s opportunity to grant awards that could be eligible for a tax deduction under Section 162(m) of the Internal Revenue Code, as amended (the “Code”). On February 18, 2014, the Board approved the PEP Plan for a five-year period, subject to approval by the stockholders at this annual meeting. The purpose of seeking stockholder approval of this PEP Plan is to preserve the opportunity to grant awards that could qualify for the performance exception from the limits on our tax deductions for cash incentive compensation under Section 162(m) of the Internal Revenue Code ("Section 162(m)"), as more fully described below. The PEP Plan replaces the Prior PEP Plan and, among other changes, applies only to officers designated by the Human Resources Committee of the Board (the “Committee”).
The Board believes that the PEP Plan strengthens the commitment of key executive officers to create exceptional stockholder value by providing them with short-term incentive compensation based on our ability to meet financial and other business goals that create stockholder value. Because the PEP Plan allows the Committee to retain the flexibility to choose appropriate business and financial goals and to change the target level of these goals each year, the tax regulations require that the PEP Plan be resubmitted to stockholders for approval every five years.
The affirmative vote of the holders of a majority of the shares of common stock present in person or by proxy at the annual meeting of stockholders and entitled to vote is necessary for approval of this Item 4. In the event the proposal does not receive stockholder approval, the Human Resources Committee will re-evaluate the role of annual cash bonuses in the total executive compensation package. Without stockholder approval of the PEP Plan, Whirlpool will lose the opportunity to grant annual cash incentive awards that could qualify for the tax deduction for performance based compensation under Section 162(m).
The summary of the PEP Plan which follows is qualified in its entirety by reference to the complete text of the PEP Plan as set forth in Annex A to this proxy statement. You should read the complete text of the PEP Plan for more detail regarding the operation of the PEP Plan.

Administration of the PEP Plan
The Committee is responsible for administration of the PEP Plan. The Committee consists solely of “outside directors” within the meaning of Section 162(m) of the Code and “independent directors” as defined under Section 303A of the Listed Company Manual of the New York Stock Exchange. To the extent not inconsistent with applicable law, the Committee may delegate to one or more officers or a committee of officers the authority to take actions on the Committee’s behalf pursuant to the PEP Plan.

Eligibility and Participation
Each employee that is designated by Whirlpool as an executive officer within the meaning of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other employee of Whirlpool or its affiliates designated a participant by the Committee is eligible to participate in the PEP Plan for a Plan Year. The Chief Executive Officer (“CEO”) is an automatic participant in the PEP Plan. We anticipate that, as this PEP Plan is applicable only to executive officers and certain other participants designated by the Committee, approximately ten participants will participate in this executive PEP Plan for the 2014 Plan Year.
Target Awards; Performance Goals
The “Plan Year” is Whirlpool’s fiscal year. At the beginning of each Plan Year, the Committee approves target awards and performance goals for PEP Plan participants. The Committee establishes target awards as a percentage of base salary, consistent with the intent to provide a competitive level of total cash compensation. Generally, performance is measured over the Plan Year; the performance period and performance goals established must comply with the requirements of the regulations under Code Section 162(m).
The Committee establishes the performance goals as an objectively determinable level of attainment of any one or more of the following performance measures: revenue; net income (or loss) per share; pre-tax profits; net earnings (or loss); net income (or loss); operating income or loss (before or after taxes); cash flow; cash flow per share (before or after dividends); free cash flow; earnings or losses (including earnings or losses before taxes, before interest and taxes, or before interest, taxes, depreciation and amortization); total stockholder return relative to assets; total stockholder return relative to peers; customer satisfaction; customer growth; employee satisfaction; gross margin; revenue growth; stock price; market share; sales; earnings (or loss) per share; return on equity; cost reductions; economic value added; product revenue growth; pre- or after-tax income or loss (before or after allocation of corporate overhead and bonus); return on assets or net assets; attainment of strategic and operational initiatives; appreciation in and/or maintenance of the price of the shares or any other publicly-traded securities of the company; gross profits; comparisons with various stock market indices; return on capital (including return on total capital or return on invested capital); cash flow return on investment; return on investment; improvement in or attainment of expense levels or working capital levels, including cash, inventory and accounts receivable; operating margin; year-end cash; cash margin; debt reduction; stockholders equity; operating efficiencies; research and development achievements; manufacturing achievements (including obtaining particular yields from manufacturing runs and other measurable objectives related to process development activities); strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property; establishing relationships with commercial entities with respect to the marketing, distribution and sale of Whirlpool’s products (including with group purchasing organizations, distributors and other vendors)); supply chain achievements (including establishing relationships with manufacturers or suppliers of component materials and manufacturers of Whirlpool’s products); co-development, co-marketing, profit sharing, joint venture or other similar arrangements; financial ratios (including those measuring liquidity, activity, profitability or leverage); cost of capital; financing and other capital raising transactions (including sales of Whirlpool’s equity or debt securities; factoring transactions; sales or licenses of Whirlpool’s assets, including its intellectual property, whether in a particular jurisdiction or territory or globally; or through partnering transactions); and implementation, completion or attainment of measurable objectives with respect to research, development, manufacturing, commercialization, products or projects, production volume levels, acquisitions and divestitures, factoring transactions and recruiting and maintaining personnel. Performance goals may be defined on a corporate or non-corporate basis as determined by the Committee.
The Committee establishes performance goals in writing, and an objective formula or method for determining the maximum award available to the participant. In no event may the maximum award exceed $6,000,000. Performance goals may not be changed during the Plan Year. If the performance goals are not met, the participants do not receive any payouts for that Plan Year. If the performance goals are met, the Committee may use negative discretion to determine the amount of the maximum award payable to the participant (the

“Final Award”). The Committee may consider factors such as individual performance and corporate or non-corporate performance metrics in exercising negative discretion to determine the amount of the Final Award to participants.
Payments, Deferrals, Terminations, and Beneficiaries
At the end of each Plan Year, the CEO will report the level of achievement of the applicable performance goals for participants to the Committee. The Committee will certify in writing the extent to which the performance goals have been satisfied and then approve payment of Final Awards. Payments under the PEP Plan will be made in a cash lump sum in the calendar year following the Plan Year. Whirlpool expects to pay Final Awards in respect of a Plan Year on April 1 of the calendar year following the applicable Plan Year, but no participant will be entitled to damages for Final Awards paid after April 1.
Payment of Final Awards may be delayed to a date after April 1 if Whirlpool reasonably anticipates that, if such payment was made as scheduled, Whirlpool’s deduction with respect to such payment to a participant would not be permitted due to the applicability of Code Section 162(m), or such payment would violate other applicable laws. Payment of a Final Award may also be deferred by a participant who is eligible for and has elected to make deferrals of compensation pursuant to the terms of the Whirlpool Corporation Executive Deferred Savings Plan II.
Upon termination of employment due to death or disability, the Committee may approve a Final Award for a participant for the Plan Year. Except with respect to terminations for reasons described above or a termination in connection with a change in control of Whirlpool, if a participant’s employment is terminated, including voluntary and involuntary terminations of employment, the Committee may pay out all or part of a participant’s Maximum Award only if the performance goals are otherwise met at the completion of the Plan Year in which such termination of employment occurs. Participants may name a beneficiary or beneficiaries to whom any benefit under the PEP Plan is to be paid in case of their death.
Bonus Clawback
Any participant who would otherwise be eligible for an award pursuant to a completed Plan Year shall not be entitled to any payout under that award, and shall be required to repay Whirlpool for any previous payout of such award, if (1) the participant is terminated by or otherwise leaves employment with Whirlpool within two years following completion of the Plan Year and such termination of employment arises out of, is due to, or is in any way connected with any misconduct or violation of Whirlpool policy, (2) the participant becomes employed with a competitor within the two-year period following termination, or (3) for any other action considered by the Committee in its sole discretion to be detrimental to Whirlpool or its interests. The Committee may also require a participant to repay an award, within three years after payment of such award, in the event of a restatement of Whirlpool’s financial results to correct a material error that is determined by the Committee to be the result of fraud or intentional misconduct.
Change in Control, Amendments, and Indemnification
If there is a change in control of Whirlpool (as defined in Whirlpool’s 2010 Omnibus Stock and Incentive Plan, as amended and restated (or any successor plan)), except as determined by the Committee, a participant who is an employee as of the date of the change in control is entitled to an award for the plan year in which the change in control occurs equal to the participant’s target award percentage times the participant's base salary rate in effect on the date of the change in control.
The PEP Plan may be amended by Whirlpool in its sole and absolute discretion and without notice, provided that no such amendment may reduce the rights of a participant to a payment or distribution or negatively affect a participant’s vested rights under the PEP Plan to an award in a particular Plan Year. The PEP Plan provides for indemnification of members of the Committee or Board and participants for actions brought against such persons in connection with the PEP Plan.

New Plan Benefits
Because awards under the PEP Plan are based on performance during the year and are subject to the discretion of the Committee, the benefits and amounts that will be received or allocated in the future under the PEP Plan are not determinable.
At its meeting on February 17, 2014, the Committee granted, subject to the approval of the PEP Plan by the stockholders, awards to each of Whirlpool’s current named executive officers and certain other participants, that will be earned only if Whirlpool achieves a return on equity performance goal and that are intended to qualify as “performance-based compensation” for purposes of Code Section 162(m). If this Item 4 is not approved, the awards will not be valid and the Committee will consider what course of action to follow with respect to the awards and future grants of performance-based awards.

The following table sets forth the target and maximum awards which were established under the PEP Plan for fiscal year 2014 for the named executive officers, all current executive officers as a group, all non-executive directors as a group, and all non-executive officer employees as a group. All of these awards are subject to the approval of the PEP Plan by the stockholders at this annual meeting.
Target and Maximum Awards Under the Performance Excellence Plan (2014 Plan Year)

Name and Position (1)	Target ($)	Maximum (2) ($)
Jeff M. Fettig Chairman and Chief Executive Officer	2,175,000	4,078,125
Larry M. Venturelli Executive Vice President and Chief Financial Officer	600,000	1,125,000
Michael A. Todman President, Whirlpool International	900,000	1,687,500
Marc R. Bitzer President, Whirlpool North America and Whirlpool Europe, Middle East and Africa	915,000	1,715,625
David T. Szczupak Executive Vice President, Global Product Organization	607,750	1,139,531
Executive Officers as a Group	5,870,884	11,007,907
Non-Executive Directors as a Group	N/A	N/A
Employees other than Executive Officers as a Group	806,250	1,511,719

(1)    Jose A. Drummond, former Executive Vice President and President, Whirlpool Europe, Middle East and Africa, terminated employment with the company in 2013 and is not eligible to receive an award under the PEP Plan in 2014.
(2)    Based on maximum award opportunity of 187.5% of target.

Section 162(m) of the Code
Section 162(m) of the Code limits the deductibility of certain executive compensation paid to any “covered employee” as determined under Section 162(m). An exception from this limitation (the “Performance Exception”) applies to “performance-based” compensation as defined in the regulations under Section 162(m). Stockholder approval of the material terms of the PEP Plan is required for the awards made under it to satisfy the requirements of the Performance Exception. The affirmative vote of a majority of the outstanding common stock present in person or represented by proxy at the annual meeting and entitled to vote will satisfy this stockholder approval requirement. However, nothing in the PEP Plan or this Proxy Statement is intended to guarantee that Whirlpool will always seek to ensure that its compensation qualifies as performance-based compensation, and no guarantee can be given that the terms of the PEP Plan do, in fact, comply with the requirements for performance-based compensation, as they exist today or as they may change from time to time.
Board Recommendation
The Board believes that approving the PEP Plan will enable Whirlpool to continue to grant performance-based incentive cash compensation awards to key executive officers of Whirlpool that are intended to qualify for the Performance Exception. The Board believes it is in the best interests of Whirlpool and Whirlpool’s stockholders to maintain a cash incentive plan under which compensation awards made to Whirlpool’s key executive officers could qualify for a deduction for federal income tax purposes.

If stockholders do not approve the PEP Plan, management and the Committee will examine all of the available alternatives, including but not limited to paying cash incentive compensation under other arrangements that do not qualify for the Performance Exception.

The Board of Directors recommends a vote FOR approval of Item 4, which approves the Whirlpool Corporation 2014 Executive Performance Excellence Plan.

Annex A

WHIRLPOOL CORPORATION
2014 EXECUTIVE PERFORMANCE EXCELLENCE PLAN

ARTICLE I
GENERAL

1.1	ESTABLISHMENT OF THE PLAN:

Whirlpool Corporation, a Delaware corporation, hereby adopts this Plan, which shall be known as the WHIRLPOOL CORPORATION 2014 EXECUTIVE PERFORMANCE EXCELLENCE PLAN (the “Plan”).

1.2	PURPOSE:

The purpose of the Plan is to attract and retain the best possible executive talent and to motivate executives to focus attention on stockholder value, drive performance in support of this goal and other business goals, and reward company and individual performance and to provide incentive awards that are intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

1.3	ADMINISTRATION:

(a)    The Committee (as defined in Section 2.1) shall administer the Plan.

(b)    Subject to the limitations of the Plan, the Committee shall: (i) select those employees of the Company who shall participate in the Plan; (ii) make awards in such forms and amounts as it shall determine; (iii) impose such limitations, restrictions, and conditions upon such awards as it shall deem appropriate; (iv) interpret the Plan and adopt, amend, and rescind administrative guidelines and other rules and regulations relating to the Plan; (v) correct any defect or omission or reconcile any inconsistency in the Plan or in any award granted hereunder; and (vi) make all other necessary determinations and take all other actions necessary or advisable for the implementation and administration of the Plan. The Committee’s determinations on matters within its authority shall be conclusive and binding upon the Company and all other persons.

(c)    To the extent not inconsistent with applicable law, including the applicable provisions of Section 162(m) of the Code, or the rules and regulations of the New York Stock Exchange, the Committee may delegate to one or more officers of the Company or a committee of officers the authority to take actions on its behalf pursuant to the Plan.

(d)    All expenses associated with the Plan shall be borne by the Company subject to such allocation to its subsidiaries and operating units as it deems appropriate.

ARTICLE II
DEFINITIONS

2.1	DEFINITIONS:

Whenever used herein, the following terms shall have the meaning set forth below, unless otherwise expressly provided.

(a)    “Base Salary” shall mean, as determined by the Committee, the regular salary actually paid during a Plan Year to a Participant or a Participant’s regular salary determined as of a particular date during the applicable Plan Year selected by the Committee. Regular salary shall include any salary reduction contributions made to the Company’s 401(k) plan or other deferred compensation plans, but shall be exclusive of any awards under this Plan and of any other bonuses, incentive pay or special awards.

(b)    “Board” shall mean the Board of Directors of Whirlpool Corporation.

(c)    "Committee” shall mean the Human Resources Committee of the Board or such other Committee as is designated by the Board (or any subcommittee thereof formed by the Human Resources Committee or such other Committee to act as the Committee hereunder), which shall consist solely of two or more members of the Board who are “outside directors” as required by and within the meaning of the Code. The Board shall appoint the members of the Committee and fill any vacancy on the Committee.

(d)    “Company” shall mean Whirlpool Corporation.

(e)    “Corporate” shall mean relating to Whirlpool Corporation.

(f)    “Executive Officers” shall mean those individuals designated by the Company as “executive officers” within the meaning of Rule 3b-7 promulgated under the U.S. Securities Exchange Act of 1934, as amended, as of the last day of any Plan Year and any other employee of the Company or its affiliates who is designated as a participant in this Plan by the Committee from time to time.
(g)    “Individual Performance Factor” shall mean the factor associated with the performance rating assigned to a Participant as part of the performance management process or other method(s) of adjustments intended to recognize individual performance.
(h)    “Final Award” shall mean the award actually paid to a Participant pursuant to Section 4.2.

(i)    “Maximum Award” shall mean the award amount available to be paid to a Participant pursuant to Section 4.1 provided that the Committee has certified in writing that the applicable Performance Goal(s) have been met.

(j)    “Noncorporate” shall mean a specified segment of the Company’s operations designated as such by the Committee for purposes of the Plan, such as a business unit, division, product line, or other such segmentation.

(k)    “Participant” shall mean each Executive Officer who is approved by the Committee for participation in the Plan for a specified Plan Year.

(l)    “Performance Goal” shall mean a level of attainment of a specified Performance Measure that can be objectively determined in accordance with Section 162(m) of the Code. Such Performance Goals may be based solely upon the Company’s performance or the performance of a subsidiary, division, business segment or business unit of the Company, or based upon the performance of the Company relative to performance of other companies or upon comparisons of any of the indicators of Company performance relative to performance of other companies. In determining attainment of a Performance Goal (i) the Committee shall exclude the negative impact of unusual, non-recurring or extraordinary items attributable to (A) acquisitions or dispositions of stock or assets, (B) any changes in accounting standards or treatments that may be required or permitted by the Financial Accounting Standards Board, Public Company Accounting Oversight Board or adopted by the Company, the Subsidiaries or any applicable division, business segment or business unit after the goal established, (C) restructuring activities, (D) disposal of a segment of a business, (E) discontinued operations, (F) the refinancing or repurchase of bank loans or debt securities, (G) unbudgeted capital expenditures, (H) the issuance or repurchase of equity securities and other changes in the number of outstanding shares, (I) conversion of some or all of convertible securities to common stock, and (J) any business interruption event; and (ii) the Committee may determine within ninety (90) days after the start of a performance period to exclude such other items, each determined according to Generally Accepted Accounting Principles (to the extent applicable) identified in the Company's accounts, financial statements, notes thereto, or management discussion and analysis as may be permitted by Section 162(m) of the Code.

(m)    “Performance Measures” shall mean any of the following performance criteria, either alone or in any combination: revenue; net income (or loss) per share; pre-tax profits; net earnings (or loss); net income (or loss); operating income or loss (before or after taxes); cash flow; cash flow per share (before or after dividends); free cash flow; earnings or losses (including earnings or losses before taxes, before interest and taxes, or before interest, taxes, depreciation and amortization); total stockholder return relative to assets; total stockholder return relative to peers; customer satisfaction; customer growth; employee satisfaction; gross margin; revenue growth; stock price; market share; sales; earnings (or loss) per share; return on equity; cost reductions; economic value added; product revenue growth; pre- or after-tax income or loss (before or after allocation of corporate overhead and bonus); return on assets or net assets; attainment of strategic and operational initiatives; appreciation in and/or maintenance of the price of the Shares or any other publicly-traded securities of the Company; gross profits; comparisons with various stock market indices; return on capital (including return on total capital or return on invested capital); cash flow return on investment; return on investment; improvement in or attainment of expense levels or working capital levels, including cash, inventory and accounts receivable; operating margin; year-end cash; cash margin; debt reduction; stockholders equity; operating efficiencies; research and development achievements; manufacturing achievements (including obtaining particular yields from manufacturing runs and other measurable objectives related to process development activities); strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property; establishing relationships with commercial entities with respect to the marketing, distribution and sale of the Company’s products (including with group purchasing organizations, distributors and other vendors)); supply chain achievements (including establishing relationships with manufacturers or suppliers of component materials and manufacturers of the Company’s products); co-development, co-marketing, profit sharing, joint venture or other similar arrangements; financial ratios (including those measuring liquidity, activity, profitability or leverage); cost of capital; financing and other capital raising transactions (including sales of the Company’s equity or debt securities; factoring transactions; sales or licenses of the Company’s assets, including its intellectual property, whether in a particular jurisdiction or territory or globally; or through partnering transactions); and implementation, completion or attainment of measurable objectives with respect to research, development, manufacturing, commercialization, products or projects, production volume levels, acquisitions and divestitures, factoring transactions and recruiting and maintaining personnel. Performance Measures may be defined on a Corporate or Noncorporate basis as determined by the Committee.

(n)    “Plan Year” shall mean the Company’s fiscal year.

(o)    “Results Factor” shall mean the factor determined by the Committee to reflect the level of attainment of applicable Corporate or Noncorporate objectives.

(p)    “Target Award” shall mean the award to be paid to a Participant for meeting planned performance results.

(q)    “Target Award Percentage” shall mean the percentage of Base Salary determined by the Committee to reflect an appropriate incentive for each Participant based on the Participant’s responsibilities, opportunity and authority to affect overall financial results.

2.2	GENDER AND NUMBER:

Except when otherwise indicated by the context, words in the masculine gender, when used in the Plan, shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

ARTICLE III
ELIGIBILITY AND PARTICIPATION

3.1	ELIGIBILITY AND PARTICIPATION:

Eligibility for participation in the Plan shall be limited to designated Executive Officers. The Chief Executive Officer shall automatically participate in the Plan. The other Executive Officers who participate in the Plan for any Plan Year shall be selected by the Committee.

3.2	PARTIAL PLAN YEAR PARTICIPATION:

An Executive Officer who becomes eligible after the beginning of a Plan Year may participate in the Plan for that Plan Year on terms and conditions determined by the Committee, it being understood that if an Executive Officer becomes eligible more than 90 days after the beginning of the Plan Year, the Committee may either use the established Performance Goals for such Participant based on performance during the remainder of the Plan Year or establish different Performance Goals and/or a different performance period for such Participant provided such Performance Goals and/or performance period satisfy the requirements of Treasury Regulation Section 1.162-27(e)(2).

ARTICLE IV
INDIVIDUAL AWARDS

4.1	COMPONENTS OF INDIVIDUAL AWARDS; TARGET AWARD PERCENTAGES; PERFORMANCE GOALS:

Within 90 days after the start of the Plan Year, or such other date as may be required in order to meet the applicable deadline for the establishment of performance goals permitting compensation payable under the Plan with respect to such year to qualify as “qualified performance-based compensation” under Treasury Regulation Section 1.162-27(e), the Committee shall select the Participants for the Plan Year, establish in writing the Performance Goal(s) applicable to each Participant based on one or more Performance Measures, and determine an objective formula or method for determining the Maximum Award available to each Participant if the Performance Goals are met, which may include a Target Award, a Target Award Percentage and a Results Factor. Except with respect to the Chief Executive Officer, the Chief Executive Officer shall recommend, subject to the approval of the Committee, the Maximum Award for each Participant. After the end of each Plan Year, the Committee shall certify in writing whether the Performance Goal(s) has been met. If the Performance Goal(s) have been met, the Committee shall determine the amount of the Maximum Award payable to each Participant pursuant to the terms of the Plan. In no event shall any Maximum Award exceed $6,000,000.

4.2    FINAL AWARD DETERMINATIONS:

The Committee shall determine the Final Award payable to the Participant for the Plan Year, based on the application of the objective formula or method established for such Participant for the applicable Plan Year pursuant to Section 4.1.  In determining a Participant’s Final Award, the Committee shall have the sole and absolute discretion to reduce (including a reduction to zero) the amount of the Maximum Award, but shall not have authority to provide a Final Award in excess of the Maximum Award as determined in accordance with Section 4.1. The Committee’s exercise of negative discretion to reduce the Maximum Award of one Participant shall not have the effect of increasing the Final Award payable to any other Participant. For the sake of clarity, in no event shall a Participant’s Final Award exceed the Participant’s Maximum Award. Participants must be actively employed by the Company on the last day of the Plan Year to receive an award for that Plan Year, except as provided in Sections 6.1, 6.2, and 7.1.

ARTICLE V
PAYMENT OF FINAL AWARDS

5.1	TIMING AND FORM OF PAYMENT:

(a)    At the end of each Plan Year, the Chief Executive Officer shall report the level of achievement of the applicable Performance Goals for Participants to the Committee. Prior to any payment hereunder, the Committee shall certify in writing the extent to which the Performance Goals for Participants have been satisfied, determine the amount of Maximum Awards for each Participant, and approve the payment of Final Awards. The Committee may not waive the achievement of the applicable Performance Goals, except upon the occurrence of an event as specified in Section 7.1 and to the extent specified therein.

(b)    Payments of Final Awards to Participants shall be made in cash in a lump sum no earlier than January 1 and no later than December 31 of the calendar year immediately following the applicable Plan Year. The Company expects to pay Final Awards in respect of a Plan Year on April 1 of the calendar year following the applicable Plan Year, provided no Participant shall be entitled to damages with respect to Final Awards paid after April 1 of any calendar year.

(c)    Payment of Final Awards may be delayed to a date after the designated payment date specified in Section 5.1(b) under the circumstances described in this Section 5.1(c), provided the Company treats all payments to similarly situated Participants on a reasonably consistent basis.

(i) Payments Subject to Code Section 162(m). A payment to a Participant may be delayed to the extent the Company reasonably anticipates that if the payment were made as scheduled, the Company’s deduction with respect to such payment would not be permitted due to the applicability of Code Section 162(m), provided that the payment is made either during the Participant’s first taxable year in which the Company reasonably anticipates, or should reasonably anticipate, that if the payment is made during such year, the deduction of such payment will not be barred by the applicability of Code Section 162(m) or during the period beginning with the date of the Participant’s “separation from service” (within the meaning of Code Section 409A) and ending on the later of the last day of the taxable year of the Company in which the Participant separates from service or the 15th day of the third month following the Participant’s “separation from service,” and provided further that all scheduled payments to that Participant that could be delayed in accordance with Treasury Regulation Section 1.409A-2(b)(7)(i) are also delayed. Where the payment is delayed to a date on or after the Participant’s “separation from service,” the payment will be considered a payment upon a “separation from service” for purposes of the rules under Treasury Regulation Section 1.409A-3(i)(2) (payments to specified employees upon a “separation from service”) and, in the case of a specified employee (within the meaning of Code Section 409A), the date that is six months after the Participant’s “separation from service” is substituted for any reference to the Participant’s “separation from service” in the first sentence of this Section 5.1(c)(i). No election may be provided to the Participant with respect to the timing of payment under this Section 5.1(c)(i).

(ii) Payments that would Violate Federal Securities Laws or Other Applicable Law. A payment may be delayed where the Company reasonably anticipates that the making of the payment will violate federal securities laws or other applicable law; provided that the payment is made at the earliest date at which the Company reasonably anticipates that the making of the payment will not cause such violation. For this purpose, the making of a payment that would cause inclusion in gross income or the application of any penalty provision or other provision of the Code is not treated as a violation of applicable law.

(iii) Other Events and Conditions. The Company may delay a payment upon such other events and conditions as the IRS Commissioner may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

5.2	DEFERRAL OF PAYMENTS:

Notwithstanding the provisions of Section 5.1 describing the form and timing of payment of Final Awards granted pursuant to the Plan, a Participant who is eligible for and has elected to make deferrals of compensation under the terms of the Whirlpool Corporation Executive Deferred Savings Plan II may defer payment of all or part of a Final Award granted pursuant to the Plan provided that the time and form of the election to defer and the payment of any portion of the Final Award so deferred shall be governed by the terms of the Whirlpool Corporation Executive Deferred Savings Plan II.

5.3    APPLICATION OF CODE SECTION 409A:
Notwithstanding anything in this Plan to the contrary, if it is determined that any payment hereunder constitutes “nonqualified deferred compensation” that would be paid upon the “separation from service” of a “specified employee” (as such terms are defined in Code Section 409A), then any such payment that otherwise would have been paid within six months after the Participant’s “separation from service” shall be accrued, without interest, and its payment delayed until the first day of the seventh month following the Participant’s “separation from service,” or if earlier, the Participant’s death, at which point the accrued amount will be paid as a single, lump sum cash payment.

ARTICLE VI
TERMINATION OF EMPLOYMENT

6.1    DEATH OR DISABILITY:

If a Participant’s employment is terminated by reason of death or disability during the Plan Year, the Committee may approve a Final Award for the Participant for the Plan Year. The Final Award shall be paid in accordance with Article V.

6.2 OTHER TERMINATION OF EMPLOYMENT:
Except for terminations listed in Section 6.1 or in connection with a termination due to a Change in Control as defined in Section 7.1, in the event a Participant’s employment is terminated for any other reason including voluntary and involuntary termination, the Committee may award all or part of such Participant’s Maximum Award, if the Performance Goal(s) with respect to such award are otherwise met at the completion of the Plan Year in which such termination of employment occurred.
6.3    BONUS CLAWBACK:

Any Participant who would otherwise be eligible for an award pursuant to a completed Plan Year shall not be entitled to any payment under that award, and shall be required to repay the Company any payment of such award, if (i) the Participant is terminated by or otherwise leaves employment with the Company within two years following completion of the Plan Year and such termination of employment arises out of, is due to, or is in any way connected with any misconduct or violation of Company policy, (ii) the Participant becomes employed with a competitor within the two-year period following termination, or for any other reason considered by the Committee in its sole discretion to be detrimental to the Company or its interests.

The Committee in its discretion may require a Participant to repay the amounts, if any, derived from an award in the event of a restatement of the Company’s financial results within three years after payment of such award to correct a material error that is determined by the Committee to be the result of fraud or intentional misconduct. The Committee will review these clawback provisions to ensure compliance with any rules or regulations adopted by the Securities and Exchange Commission or the New York Stock Exchange to implement Section 10D of the Securities Exchange Act, as required by the Dodd-Frank Wall Street Reform and

Consumer Protection Act. Any changes required to be made to comply with such rules or regulations will apply to any award awarded under the Plan.

ARTICLE VII
CHANGE IN CONTROL

7.1	CHANGE IN CONTROL:

(a)    In the event of a Change in Control (as defined below) and except as otherwise determined by the Committee, a Participant who is an employee as of the date of the Change in Control shall be entitled to, for the Plan Year in which the Change in Control occurs, the Participant’s Target Award Percentage times his actual Base Salary rate in effect on the date of the Change in Control.

(b)    Final Awards shall be paid in cash to the Participant as soon as administratively possible but no later than 30 days following a Change in Control.

7.2	DEFINITION OF CHANGE IN CONTROL:

A “Change in Control” shall be defined as set forth in the Company’s 2010 Omnibus Stock and Incentive Plan, as amended and restated (or any successor plan), provided that to the extent any payment under Section 7.1 is a payment of deferred compensation subject to Section 409A of the Code, such payment shall only occur if the event giving rise to the change in control would also constitute a “change in control event” within the meaning of Section 409A of the Code.

ARTICLE VIII
MISCELLANEOUS PROVISIONS

8.1	NONTRANSFERABILITY:

No right or interest of any Participant in this Plan shall be assignable or transferable, or subject to any lien, directly, by operation of law or otherwise, including execution, levy, garnishment, attachment, pledge, and bankruptcy.

8.2	TAX WITHHOLDING:

The Company shall have the right to deduct from all payments under this Plan any foreign, federal, state, or local taxes required by law to be withheld with respect to such payments.

8.3	AMENDMENTS:

The Company, in its absolute discretion, without notice, at any time and from time to time, may modify or amend, in whole or in part, any or all of the provisions of this Plan (subject to any requirement for stockholder approval imposed by applicable law, including Section 162(m) of the Code, or by the New York Stock Exchange), or suspend or terminate it entirely; provided, that no such modification, amendment, suspension, or termination may materially reduce the rights of a Participant (or his beneficiary as the case may be) to a payment or distribution in accordance with the provisions contained in this Plan or change to the material detriment of a Participant any vested rights in that Plan Year created pursuant to Article IV of this Plan. For the avoidance of doubt, the Committee’s exercise of negative discretion pursuant to Section 4.2 shall not be deemed to be an amendment to the Plan.

8.4	INDEMNIFICATION:

Each person who is or shall have been a member of the Committee or the Board or who is or shall have been an employee of the Company shall be indemnified and held harmless by the Company. This indemnification and hold harmless provision shall be against and from any loss, cost, liability, or expense, including, without limitation, fees and expenses of legal counsel, that may have been imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit, or proceeding to which he may be a party or in which he may be involved by reason of any action taken or failure to act under the Plan. In addition, this indemnification and hold harmless provision shall be against and from any and all amounts paid by him in settlement thereof with the Company’s approval, or paid by him in satisfaction of any judgment in any such action, suit, or proceeding against him, provided he shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. This indemnification and hold harmless right shall not be exclusive of any other rights of indemnification that the person may be entitled under the Company’s Certificate of Incorporation or By-laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify him or hold him harmless.

8.5	BENEFICIARY DESIGNATION:

(a)    Each Participant under the Plan may name, from time to time, any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his death before he receives any or all of such benefit. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during his lifetime. In the absence of any such designation, or if the designated beneficiary is no longer living, benefits shall be paid to the surviving member(s) of the following classes of beneficiaries, with preference for classes in the order listed below:

(1) Participant’s spouse (unless the parties were divorced or legally separated by court decree);
(2) Participant’s children (including children by adoption);
(3) Participant’s parents (including parents by adoption); or
(4) Participant’s executor or administrator.

(b)    Payment of benefits, in accordance with Section 6.1 shall be made exclusively to the member(s) of the first class, in the order listed above, which has surviving member(s). If that class has more than one member, benefit payments shall be made in equal shares among members of that class.

8.6	RIGHTS OF PARTICIPANTS:

Nothing in this Plan shall interfere with or limit in any way the right of the Company to terminate or change a Participant’s employment at any time; nor does the Plan confer upon any Participant any right to continue as an employee of the Company for any period of time or to continue his present or any other rate of compensation. No Participant in a previous Plan Year, or other Employee at any time, shall have a right to be selected for participation in a current or future Plan Year.

8.7 UNFUNDED STATUS OF THE PLAN:

The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.

8.8	GOVERNING LAW:

The Plan shall be construed in accordance with and governed by the laws of the State of Michigan, without reference to principles of conflicts of laws.

8.9	STOCKHOLDER APPROVAL AND COMMITTEE CONTINGENCIES; PAYMENT OF AWARDS:

Payment of any awards under this Plan shall be contingent upon the affirmative vote of the stockholders of at least a majority of the votes cast (including abstentions) approving the Plan. Unless and until such stockholder approval is obtained, no award shall be paid or payable pursuant to this Plan. To the extent necessary for purposes of Code Section 162(m), this Plan shall be resubmitted to stockholders for their re-approval with respect to awards payable for the taxable years of the Company commencing on and after the five year anniversary of initial stockholder approval.

WHIRLPOOL CORPORATION
2000 NORTH M-63
BENTON HARBOR, MI 49022-2692

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M67610-P45917

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

WHIRLPOOL CORPORATION

The Board of Directors recommends you vote FOR the following:

1. Election of Directors	For	Against	Abstain
1a. Samuel R. Allen	☐	☐	☐
1b. Gary T. DiCamillo	☐	☐	☐
1c. Diane M. Dietz	☐	☐	☐
1d. Geraldine T. Elliott	☐	☐	☐
1e. Jeff M. Fettig	☐	☐	☐
1f. Michael F. Johnston	☐	☐	☐
1g. William T. Kerr	☐	☐	☐
1h. John D. Liu	☐	☐	☐
1i. Harish Manwani	☐	☐	☐
1j. William D. Perez	☐	☐	☐
1k. Michael A. Todman	☐	☐	☐
1l. Michael D. White	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:	For	Against	Abstain
2. Advisory vote to approve Whirlpool's executive compensation.	☐	☐	☐
3. Ratification of the appointment of Ernst & Young LLP as Whirlpool's independent registered public accounting firm for 2014.	☐	☐	☐
4. Approval of the Whirlpool Corporation 2014 Executive Performance Excellence Plan.	☐	☐	☐

NOTE: I also authorize my proxies to vote in their discretion with regard to such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
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M67611-P45917

WHIRLPOOL CORPORATION
Annual Meeting of Stockholders
April 15, 2014 at 8:00 AM (Chicago Time)
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Jeff M. Fettig and Kirsten J. Hewitt, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of WHIRLPOOL CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 AM, Chicago Time, on April 15, 2014, at 120 E. Delaware Place, 8th Floor, Chicago, IL 60611, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy, when properly executed,will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side